Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of November 2, 2009,

Among

THE BLACK & DECKER CORPORATION,

THE STANLEY WORKS

and

BLUE JAY ACQUISITION CORP.

Page
ARTICLE I

The Merger

ARTICLE II

Effect on the Stock of the Constituent Corporations; Exchange of Certificates

SECTION 2.01.	Effect on Stock	3
SECTION 2.02.	Exchange of Certificates; Book-Entry Shares	4

ARTICLE III

Representations and Warranties of Stanley and Merger Sub

ARTICLE IV

Representations and Warranties of Black & Decker

ARTICLE V

Covenants Relating to Conduct of Business

ARTICLE VI

Additional Agreements

ii

ARTICLE VII

Conditions Precedent

ARTICLE VIII

Termination, Amendment and Waiver

ARTICLE IX

General Provisions

iii

Annex A                      Index of Defined Terms

Exhibit A                      Form of Charter of Surviving Company
Exhibit B                      Articles Amendment
Exhibit C                      Governance Matters

iv

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of November 2, 2009, among THE BLACK & DECKER CORPORATION, a Maryland corporation (“Black & Decker”), THE STANLEY WORKS, a Connecticut corporation (“Stanley”), and BLUE JAY ACQUISITION CORP., a Maryland corporation and a wholly owned subsidiary of Stanley (“Merger Sub”).

WHEREAS each of the Board of Directors of Black & Decker, the Board of Directors of Stanley and the Board of Directors of Merger Sub has approved this Agreement and determined that the Merger on the terms provided for in this Agreement is advisable and in the best interests of Black & Decker, Stanley or Merger Sub, as applicable, and its respective stockholders or shareholders, as applicable;

WHEREAS the Board of Directors of Black & Decker and the Board of Directors of Merger Sub each has recommended that its stockholders approve the Merger on the terms provided in this Agreement, and the Board of Directors of Stanley has adopted the Articles Amendment and recommended that its shareholders approve the Share Issuance and the Articles Amendment on the terms provided in this Agreement;

WHEREAS for U.S. Federal income Tax purposes, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), and this Agreement is intended to be, and is adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS as an inducement to Stanley and Merger Sub to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Nolan D. Archibald is entering into an employment agreement with Stanley (the “Executive Chairman Agreement”), conditioned upon consummation of the Merger and to be effective at the Effective Time; and

WHEREAS Black & Decker, Stanley and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

ARTICLE I

The Merger

                        SECTION 1.01.  The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), on the Closing Date, Merger Sub shall be merged with and into Black & Decker (the “Merger”).  At the Effective Time and as a result of the Merger, the separate corporate existence of Merger Sub shall cease and Black & Decker shall continue as the surviving company in the Merger (the “Surviving Company”).

                      SECTION 1.02.  Closing.  The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m., New York City time, on a date to be specified by Black & Decker and Stanley, which shall be no later than the second Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Black & Decker and Stanley; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Law) waived on such second Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions shall have been satisfied or (to the extent permitted by Law) waived.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

                      SECTION 1.03.  Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) the articles of merger relating to the Merger (the “Articles of Merger”), executed and acknowledged in accordance with the relevant provisions of the MGCL, and, as soon as practicable on or after the Closing Date, shall make all other filings required under the MGCL or by the SDAT in connection with the Merger.  The Merger shall become effective at the time that the Articles of Merger have been duly filed with and accepted for record by the SDAT, or at such later time, not more than 30 days after the Articles of Merger are accepted for record by the SDAT, as Black & Decker, Stanley and Merger Sub shall agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

                      SECTION 1.04.  Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL.

                      SECTION 1.05.  Charter and Bylaws.  At the Effective Time, the charter of Black & Decker shall be amended and restated in its entirety as set forth on Exhibit A hereto and shall be the charter of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of the Surviving Company in effect from and after the Effective Time and until thereafter changed or amended as provided therein or by applicable Law shall be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Company (the “Surviving Company Bylaws”).

                      SECTION 1.06.  Board of Directors and Officers of Surviving Company.  The directors of Merger Sub immediately prior to the Effective Time shall become the directors of the Surviving Company as of the Effective Time until the earlier of their resignation or removal or their respective successors have been duly elected and qualified, as the case may be.  The officers of Black & Decker immediately prior to the Effective Time shall continue as the officers of the Surviving Company immediately following the Effective Time until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

Effect on the Stock of the
Constituent Corporations; Exchange of Certificates

                    SECTION 2.01.  Effect on Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Black & Decker, Stanley, Merger Sub or the holder of any shares of Black & Decker Common Stock or any shares of Merger Sub Common Stock:

(a)  Conversion of Merger Sub Common Stock.  Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of stock of the Surviving Company.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock, if any, shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Company into which they were converted in accordance with the immediately preceding sentence.

                    (b)  Cancellation of Stanley-Owned Stock.  Each share of common stock, par value $0.50 per share, of Black & Decker (the “Black & Decker Common Stock”) that is owned by Stanley or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)  Conversion of Black & Decker Common Stock.  Subject to Sections 2.01(b) and 2.02(f), each share of Black & Decker Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.275 (the “Exchange Ratio”) fully paid and nonassessable shares of Stanley Common Stock, together with associated Stanley Rights (the “Merger Consideration”).  All such shares of Black & Decker Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Black & Decker Common Stock (each, a “Certificate”) and each holder of shares of Black & Decker Common Stock held in book-entry form shall, in each case, cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Stanley Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled in accordance with Section 2.02, without interest.  For purposes of this Agreement, “Stanley Common Stock” means the common stock, par value $2.50 per share, of Stanley.  Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Stanley Common Stock or Black & Decker Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Stanley Common Stock or Black & Decker Common Stock, as the case may be, will be appropriately adjusted to provide to Stanley and the holders of Black & Decker Common Stock the same economic effect as contemplated by this Agreement prior to such event.  The right of any holder of Black & Decker Common Stock to receive the Merger Consideration shall be subject in all cases to the provisions of Section 2.02, and in accordance therewith shall be subject to and reduced by the amount of any withholding under applicable Tax Law.

                    SECTION 2.02.  Exchange of Certificates; Book-Entry Shares.  (a)  Exchange Agent.  Prior to the Effective Time, Stanley shall appoint a bank or trust company reasonably acceptable to Black & Decker to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration.  At or prior to the Effective Time, Stanley shall deposit with the Exchange Agent, for the benefit of the holders of Black & Decker Common Stock, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Stanley Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f).  All such shares of Stanley Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.

(b)  Letter of Transmittal.  As promptly as practicable after the Effective Time, and in any event not later than the second Business Day thereafter, Stanley shall cause the Exchange Agent to mail to each holder of record of Black & Decker Common Stock a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to any Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an “agent’s message” with respect to shares held in book-entry form) as Stanley may specify subject to Black & Decker’s reasonable approval), together with instructions thereto.

(c)  Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Black & Decker Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Black & Decker Common Stock held in book-entry form, the receipt of an “agent’s message” by the Exchange Agent, in each case together with the associated Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (i) the Merger Consideration into which such shares of Black & Decker Common Stock have been converted pursuant to Section 2.01 and (ii) any cash in lieu of fractional shares which the holder has the right to receive pursuant to 2.02(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d).  In the event of a transfer of ownership of Black & Decker Common Stock which is not registered in the transfer records of Black & Decker, a certificate representing the proper number of shares of Stanley Common Stock pursuant to Section 2.01 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.02(f) and any dividends or other distributions which the holder has the right to receive pursuant to Section 2.02(d) may be issued to a transferee if the Certificate representing such Black & Decker Common Stock (or, if such Black & Decker Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.02(c), each share of Black & Decker Common Stock, and any Certificate with respect thereto shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Black & Decker Common Stock were entitled to receive in respect of such shares pursuant to Section 2.01 (and cash in lieu of fractional shares pursuant to Section 2.02(f) and any dividends or other distributions pursuant to Section 2.02(d)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Black & Decker Common Stock held in book-entry form).

                        (d)  Treatment of Unexchanged Shares.  No dividends or other distributions declared or made with respect to Stanley Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Black & Decker Common Stock held in book-entry form) with respect to the shares of Stanley Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(f), until the surrender of such Certificate (or such shares of Black & Decker Common Stock held in book-entry form) in accordance with this Article II.  Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Black & Decker Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Stanley Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Stanley Common Stock to which such holder is entitled pursuant to Section 2.02(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Stanley Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Stanley Common Stock.

(e)  No Further Ownership Rights in Black & Decker Common Stock.  The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(d) and cash in lieu of any fractional shares payable pursuant to Section 2.02(f) paid upon the surrender of Certificates (or shares of Black & Decker Common Stock held in book-entry form) in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Black & Decker Common Stock formerly represented by such Certificates (or shares of Black & Decker Common Stock held in book-entry form), subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by Black & Decker on such shares of Black & Decker Common Stock and which remain unpaid at the Effective Time.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Black & Decker Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificates formerly representing shares of Black & Decker Common Stock (or shares of Black & Decker Common Stock held in book-entry form) are presented to Stanley or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                    (f)  No Fractional Shares.  No certificates or scrip representing fractional shares of Stanley Common Stock shall be issued upon the conversion of Black & Decker Common Stock pursuant to Section 2.01, and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Stanley Common Stock.  Notwithstanding any other provision of this Agreement, each holder of shares of Black & Decker Common Stock converted pursuant to the Merger who, based on the Exchange Ratio, would have been entitled to receive a fraction of a share of Stanley Common Stock (after taking into account all shares of Black & Decker Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the closing sale price for Stanley Common Stock on the New York Stock Exchange (the “NYSE”) (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Stanley and Black & Decker) for the trading day immediately preceding the date of the Effective Time.

(g)  Termination of Exchange Fund.  Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Black & Decker Common Stock for one year after the Effective Time shall be delivered to Stanley, upon demand, and any holder of Black & Decker Common Stock who has not theretofore complied with this Article II shall thereafter look only to Stanley for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

(h)  No Liability.  None of Black & Decker, Stanley, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official in compliance with any applicable abandoned property, escheat or similar Law.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for two years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund otherwise would be required to escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Stanley, free and clear of all claims or interest of any Person previously entitled thereto.

(i)  Investment of Exchange Fund.  The Exchange Agent shall invest any cash in the Exchange Fund as directed by Stanley.  Any interest and other income resulting from such investments shall be paid to Stanley.

                        (j)  Withholding Rights.  Each of Stanley and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Black & Decker Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Black & Decker Common Stock in respect of which such deduction or withholding was made.

(k)  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Stanley, the posting by such Person of a bond, in such reasonable and customary amount as Stanley may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Article II.

ARTICLE III

Representations and Warranties of Stanley and Merger Sub

Stanley and Merger Sub jointly and severally represent and warrant to Black & Decker that the statements contained in this Article III are true and correct except as set forth in the Stanley SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Stanley SEC Documents”) (excluding any disclosures in the Filed Stanley SEC Documents under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by Stanley to Black & Decker at or before the execution and delivery by Stanley and Merger Sub of this Agreement (the “Stanley Disclosure Letter”).  The Stanley Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosure in any section shall be deemed to qualify other sections in this Article III to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

                        SECTION 3.01.  Organization, Standing and Power.  Each of Stanley and each of Stanley’s Subsidiaries (the “Stanley Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Stanley Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  Each of Stanley and the Stanley Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, “Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Stanley Permits”), except where the failure to have such power or authority or to possess Stanley Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  Each of Stanley and the Stanley Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  Stanley has delivered or made available to Black & Decker, prior to execution of this Agreement, true and complete copies of (a) the certificate of incorporation of Stanley in effect as of the date of this Agreement (the “Stanley Articles”) and the bylaws of Stanley in effect as of the date of this Agreement (the “Stanley Bylaws”) and (b) the articles of incorporation and bylaws of Merger Sub in effect as of the date of this Agreement.

                        SECTION 3.02.  Stanley Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Stanley Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by Stanley, by another Stanley Subsidiary or by Stanley and another Stanley Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws.  Stanley has provided to Black & Decker a true and complete list of all Stanley Subsidiaries as of the date of this Agreement.

(b)  Except for the capital stock and voting securities of, and other equity interests in, the Stanley Subsidiaries, neither Stanley nor any Stanley Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

                        SECTION 3.03.  Capital Structure.  (a)  The authorized capital stock of Stanley consists of 200,000,000 shares of Stanley Common Stock and 10,000,000 shares of preferred stock, without par value (the “Stanley Preferred Stock” and, together with the Stanley Common Stock, the “Stanley Capital Stock”).  250,000 shares of Stanley Preferred Stock have been designated Series A Junior Participating Preferred Stock, without par value (the “Stanley Series A Junior Participating Preferred Stock”).  At the close of business on October 29, 2009, (i) 80,420,028 shares of Stanley Common Stock were issued and outstanding, (ii) no shares of Stanley Preferred Stock (including Stanley Series A Junior Participating Preferred Stock) were issued and outstanding, (iii) 11,923,382 shares of Stanley Common Stock comprise formerly issued shares which have been repurchased by Stanley, and which are accounted for as “treasury stock” in Stanley’s consolidated financial statements, (iv) each share of Stanley Common Stock was accompanied by a right (each, a “Stanley Right”) to purchase 1/200th of a share of Stanley Series A Junior Participating Preferred Stock, all such Stanley Rights having been issued pursuant to the Rights Agreement dated as of January 19, 2006, between Stanley and Computershare Investor Services L.L.C. (the “Rights Agreement”), (v) 250,000 shares of Stanley Series A Junior Participating Preferred Stock were reserved for issuance upon exercise of the Stanley Rights, (vi) 4,958,216 shares of Stanley Common Stock were reserved for issuance upon conversion of Stanley’s convertible senior notes (the “Stanley Convertible Senior Notes”) issued in connection with Stanley’s equity units issued March 20, 2007 (the “Stanley Equity Units”), (vii) 5,895,936 shares of Stanley Common Stock were reserved for issuance upon the maturity of the share purchase contracts associated with the Stanley Equity Units, (viii) 4,938,624 shares of Stanley Common Stock were reserved for issuance pursuant to warrants issued in connection with the Stanley Equity Units, (ix) 12,086,500 shares of Stanley Common Stock were reserved and available for issuance pursuant to the Stanley Stock Plans, of which (A) 5,790,631 shares were issuable upon exercise of outstanding Stanley Stock Options, (B) 815,453 shares were subject to outstanding Stanley Restricted Stock Units and (C) 925,032 shares were subject to outstanding Stanley Performance Share Units (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (together with outstanding Stanley Stock Options and Stanley Restricted Stock Units, “Stanley Stock-Based Awards”), (x) 3,161,978 shares of Stanley Common Stock were reserved for issuance pursuant to the Stanley Employee Stock Purchase Plan (the “Stanley ESPP”) and (xi) 83,713 shares of Stanley Common Stock were payable pursuant to the Stanley Deferred Compensation Plan for Non-Employee Directors (“Stanley Directors’ Deferred Compensation Plan”).  Except as set forth in this Section 3.03(a), at the close of business on October 29, 2009, no shares of capital stock or voting securities of, or other equity interests in, Stanley were issued, reserved for issuance or outstanding.  From the close of business on October 29, 2009 to the date of this Agreement, there have been no issuances by Stanley of shares of capital stock or voting securities of, or other equity interests in, Stanley other than the issuance of Stanley Common Stock (and associated Rights) (A) upon the exercise of Stanley Stock Options or rights under the Stanley ESPP outstanding at the close of business on October 29, 2009, (B) upon the vesting of Stanley Restricted Stock Units or Stanley Performance Share Units outstanding at the close of business on October 29, 2009, or (C) pursuant to the Stanley Directors’ Deferred Compensation Plan, in each case in accordance with their terms in effect on October 29, 2009.

(b)  All outstanding shares of Stanley Capital Stock and all such shares that may be issued pursuant to the instruments or plans described in Section 3.03(a) are, or will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporation Act of the State of Connecticut (the “CBCA”), the Stanley Articles, the Stanley Bylaws or any Contract to which Stanley is a party or otherwise bound.  The shares of Stanley Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CBCA, the Stanley Articles, the Stanley Bylaws or any Contract to which Stanley is a party or otherwise bound.  Except as set forth in this Section 3.03, as of the close of business on October 29, 2009, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Stanley or any Stanley Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Stanley or any Stanley Subsidiary or any securities of Stanley or any Stanley Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Stanley or any Stanley Subsidiary, or any other obligation of Stanley or any Stanley Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, or (iii) any rights issued by or other obligations of Stanley or any Stanley Subsidiary that are linked in any way to the price of any class of Stanley Capital Stock or any shares of capital stock of any Stanley Subsidiary, the value of Stanley, any Stanley Subsidiary or any part of Stanley or any Stanley Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Stanley or any Stanley Subsidiary.  Except as set forth above in this Section 3.03 or in connection with Stanley Stock-Based Awards, as of the close of business on October 29, 2009, there are not any outstanding obligations of Stanley or any of the Stanley Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Stanley or any Stanley Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.  With respect to Stanley Stock Options, (A) each grant of a Stanley Stock Option was duly authorized no later than the date on which the grant of such Stanley Stock Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Board of Directors of Stanley (the “Stanley Board”) (or a duly constituted and authorized committee thereof), and the award agreement governing such grant was duly executed and delivered by each party thereto, and (B) the per share exercise price of each Stanley Stock Option was at least equal to the fair market value of a share of Stanley Common Stock on the applicable Grant Date.  Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other Indebtedness of Stanley having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Stanley may vote (“Stanley Voting Debt”).  Neither Stanley nor any of the Stanley Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Stanley.  Except for this Agreement, neither Stanley nor any of the Stanley Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Stanley or any of the Stanley Subsidiaries.

                      SECTION 3.04.  Authority; Execution and Delivery; Enforceability.  (a)  Each of Stanley and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Stanley Shareholder Approval, and, in the case of the amendment of the Stanley Articles to increase the number of authorized shares of Stanley Common Stock in connection with the Share Issuance and to change the name of Stanley, each as described on Exhibit B (the “Articles Amendment”), to the receipt of the Stanley Articles Amendment Approval and, in the case of the Merger, to the approval of the Merger by Stanley as the sole stockholder of Merger Sub.  The Stanley Board has adopted resolutions, by a vote at a meeting duly called at which a quorum of directors of Stanley was present, (i) approving this Agreement, (ii) determining that entering into this Agreement is in the best interests of Stanley and its shareholders, (iii) declaring the Merger advisable, and (iv) adopting the Articles Amendment and recommending that Stanley’s shareholders vote in favor of approval of the Articles Amendment and the issuance of Stanley Common Stock constituting the Merger Consideration (the “Share Issuance”) and directing that the Articles Amendment and the Share Issuance be submitted to Stanley’s shareholders for approval at a duly held meeting of such shareholders for such purpose ( the “Stanley Shareholders Meeting”).  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  The Board of Directors of Merger Sub has adopted resolutions, by unanimous written consent, (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger is in the best interests of Merger Sub and Stanley, as its sole stockholder, and (iii) recommending that Stanley, as sole stockholder of Merger Sub, approve the Merger and directing that the Merger be submitted to Stanley, as sole stockholder of Merger Sub, for approval.  Such resolutions have not been amended or withdrawn as of the date of this Agreement.  Stanley, as sole stockholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, approve the Merger.  Except (A) solely in the case of the Share Issuance, for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the shares of Stanley Common Stock represented in person or by proxy at the Stanley Shareholders Meeting, as required by Section 312.03 of the NYSE Listed Company Manual (the “Stanley Shareholder Approval”), (B) solely in the case of the Articles Amendment, for the approval of the Articles Amendment by the affirmative vote of holders of a number of shares of Stanley Common Stock represented in person or by proxy at the Stanley Shareholder Meeting in excess of the number of shares of Stanley Common Stock represented in person or by proxy at the Stanley Shareholder Meeting held by holders casting a negative vote (the “Stanley Articles Amendment Approval”) and (C) solely in the case of the Merger, for the approval of the Merger by Stanley as the sole stockholder of Merger Sub, no other corporate proceedings on the part of Stanley or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the execution and filing of the appropriate merger documents as required by the MGCL).  Each of Stanley and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Black & Decker, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Stanley Board has adopted such resolutions as are necessary to render inapplicable to any transaction occurring after the Effective Time the provisions of Section 33-844 of the CBCA to any holder of Black & Decker Common Stock that becomes an “interested shareholder” of Stanley (as defined in Section 33-843 of the CBCA) as a result of such holder’s receipt of the Merger Consideration.  No other “interested shareholder”, “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation, or similar provision or term of the Stanley Articles or Stanley Bylaws, applies with respect to Stanley or Merger Sub with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c)  Stanley will take all action necessary such that the consummation of the Merger and the Share Issuance shall be exempt from the terms of the Rights Agreement.  Neither Stanley nor any Stanley Subsidiary has in effect a “poison pill”, shareholder rights plan or other similar plan or agreement other than the Rights Agreement.

                    SECTION 3.05.  No Conflicts; Consents.  (a)  The execution and delivery by each of Stanley and Merger Sub of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or result in any violation of any provision of the Stanley Articles, the Stanley Bylaws or the comparable charter, bylaws or other organizational documents of any Stanley Subsidiary (assuming that the Stanley Shareholder Approval is obtained), (ii) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Stanley or any Stanley Subsidiary under, any legally binding contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a “Contract”) to which Stanley or any Stanley Subsidiary is a party or by which any of their respective properties or assets is bound or any Stanley Permit or (iii) subject to the filings and other matters referred to in Section 3.05(b), conflict with or result in any violation of any judgment, order or decree (“Judgment”) or statute, law (including common law), ordinance, rule or regulation (“Law”), in each case, applicable to Stanley or any Stanley Subsidiary or their respective properties or assets (assuming that the Stanley Shareholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)  No consent, approval, clearance, waiver, waiting period expiration, Permit or order (“Consent”) of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether domestic, foreign or supranational (a “Governmental Entity”), is required to be obtained or made by or with respect to Stanley or any Stanley Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the Securities and Exchange Commission (the “SEC”) of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-4 in connection with the issuance by Stanley of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the “Form S-4”), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Articles of Merger with, and acceptance for record by, the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Stanley and Black & Decker are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (vi) such filings with and approvals of the NYSE as are required to permit the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

                        SECTION 3.06.  SEC Documents; Undisclosed Liabilities.  (a)  Stanley has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Stanley with the SEC since December 30, 2007 (such documents, together with any documents filed with or furnished to the SEC during such period by Stanley on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Stanley SEC Documents”).

(b)  Each Stanley SEC Document (i) at the time filed, complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Stanley SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Stanley included in the Stanley SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Stanley and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Neither Stanley nor any Stanley Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Stanley Material Adverse Effect.

(d)  Each of the chief executive officer of Stanley and the chief financial officer of Stanley (or each former chief executive officer of Stanley and each former chief financial officer of Stanley, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Stanley SEC Documents, and the statements contained in such certifications are true and accurate.  For purposes of this Agreement, “chief executive officer” and “chief financial officer” shall have the meanings given to such terms in SOX.  None of Stanley or any of the Stanley Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)  Stanley maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Stanley’s properties or assets.

(f)  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Stanley are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Stanley in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Stanley, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Stanley to make the certifications required under the Exchange Act with respect to such reports.

(g)  Neither Stanley nor any of the Stanley Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Stanley and any of the Stanley Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Stanley or any of the Stanley Subsidiaries in Stanley’s or such Stanley Subsidiary’s published financial statements or other Stanley SEC Documents.

(h)  Since January 4, 2009, none of Stanley, Stanley’s independent accountants, the Stanley Board or the audit committee of the Stanley Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Stanley, (ii) “material weakness” in the internal controls over financial reporting of Stanley or (iii) fraud, whether or not material, that involves management or other employees of Stanley who have a significant role in the internal controls over financial reporting of Stanley.  For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(i)  None of the Stanley Subsidiaries is, or has at any time since December 30, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

                        SECTION 3.07.  Information Supplied.  None of the information supplied or to be supplied by Stanley or Merger Sub for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Stanley’s shareholders and Black & Decker’s stockholders or at the time of each of the Stanley Shareholders Meeting and the Black & Decker Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Stanley or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Black & Decker for inclusion or incorporation by reference therein.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Stanley or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by Black & Decker for inclusion or incorporation by reference therein.

                        SECTION 3.08.  Absence of Certain Changes or Events.  From January 4, 2009 to the date of this Agreement, each of Stanley and the Stanley Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)  any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect;

(b)  any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any capital stock or voting securities of, or other equity interests in, Stanley or the capital stock or voting securities of, or other equity interests in, any of the Stanley Subsidiaries (other than (i) regular quarterly cash dividends in an amount not exceeding $0.33 per share of Stanley Common Stock and (ii) dividends or other distributions by a direct or indirect wholly owned Stanley Subsidiary to its shareholders or other equity holders) or any repurchase for value by Stanley of any capital stock or voting securities of, or other equity interests in, Stanley or the capital stock or voting securities of, or other equity interests in, any of the Stanley Subsidiaries;

(c)  any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Stanley, securities convertible into or exercisable or exchangeable for capital stock or voting securities of, or other equity interests in, Stanley or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or voting securities of, or other equity interests in, Stanley;

(d)  any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than Stanley or a wholly owned Stanley Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Stanley or any Stanley Subsidiary other than Indebtedness incurred in the ordinary course of business;

(e)  (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Stanley’s or Stanley’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of (in the aggregate, for all such transactions) $25,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f)  except as required to comply with applicable Law or to comply with any Stanley Benefit Plan (including any award agreement thereunder) in effect as of January 4, 2009, any (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or Stanley Benefit Plan (or any award thereunder); provided, that with respect to the amendment of a Stanley Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan, (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Stanley or any Stanley Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Stanley or any Stanley Subsidiary who are not executive officers, (iii) paying of any benefit or amount not required under any Stanley Benefit Plan as in effect January 4, 2009, (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits, (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any Stanley Benefit Plan, (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any Stanley Pension Plan or (vii) changing the manner in which contributions to any Stanley Pension Plan are made or the basis on which such contributions are determined;

(g)  any change in accounting methods, principles or practices by Stanley or any Stanley Subsidiary, except insofar as may have been required by a change in GAAP; or

(h)  (i) any material election with respect to Taxes, (ii) any changes to any such election or existing election, or (iii) any settlement or compromise by Stanley or any Stanley Subsidiary of any material Tax liability or refund, other than, in each case, in the ordinary course of business.

                        SECTION 3.09.  Taxes.  (a)  (i)  Each of Stanley and each Stanley Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Stanley and each Stanley Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Stanley or any Stanley Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)  No Tax Return of Stanley or any Stanley Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Stanley, oral) notice of such an audit or examination has been received by Stanley or any Stanley Subsidiary.  No deficiencies for any Taxes have been proposed, asserted or assessed against Stanley or any Stanley Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.  No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c)  Each of Stanley and each Stanley Subsidiary has complied with all applicable Laws relating to the withholding and paying over of Taxes.

(d)  Neither Stanley nor any Stanley Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Stanley and wholly owned Stanley Subsidiaries).

(e)  Within the past three years, neither Stanley nor any Stanley Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)  Neither Stanley nor any Stanley Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(g)  Neither Stanley nor any Stanley Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h)  No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Stanley or any Stanley Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect.

                    SECTION 3.10.  Benefits Matters; ERISA Compliance.  (a)  Stanley has delivered or made available to Black & Decker true and complete copies of (i) all material Stanley Benefit Plans or, in the case of any unwritten material Stanley Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Stanley Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Stanley Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Stanley Benefit Plan (if any).  For purposes of this Agreement, “Stanley Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Stanley Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Stanley, any Stanley Subsidiary or any other person or entity that, together with Stanley is treated as a single employer under Section 414 of the Code (each, a “Stanley Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of Stanley or any Stanley Subsidiary and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Stanley or any Stanley Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of Stanley or any Stanley Subsidiary.

(b)  All Stanley Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the U.S. Internal Revenue Service (the “IRS”) or a non-U.S. Governmental Entity (as applicable) to the effect that such Stanley Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Stanley, has revocation been threatened, nor has any such Stanley Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (i) no Stanley Pension Plan, other than any Stanley Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Stanley Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Stanley Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Black & Decker, (ii) none of the Stanley Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such Stanley Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Stanley Benefit Plan or trust or any other material liability to Stanley or any Stanley Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Stanley Benefit Plan during the last six years and (v) none of Stanley, any Stanley Subsidiary or any Stanley Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Stanley Multiemployer Pension Plan.

(d)  With respect to each material Stanley Benefit Plan that is an employee welfare benefit plan, such Stanley Benefit Plan (including any Stanley Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Stanley or the Stanley Subsidiaries or terminated, in each case, without material liability to Stanley and the Stanley Subsidiaries on or at any time after the Effective Time.

(e)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, no Stanley Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (i) each Stanley Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Stanley Benefit Plan and (ii) Stanley and each of the Stanley Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Stanley Benefit Plans.

(g)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, all contributions or other amounts payable by Stanley or any Stanley Subsidiary with respect to each Stanley Benefit Plan have been paid or accrued in accordance with the terms of such Stanley Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws).  Except as fully accrued or reserved against on Stanley’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Stanley Benefit Plan.

(h)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, there are no pending or, to the Knowledge of Stanley, threatened claims, suits or proceedings by or on behalf of any participant in any of the Stanley Benefit Plans, or otherwise involving any such Stanley Benefit Plan or the assets of any Stanley Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i)  None of the execution and delivery of this Agreement, the obtaining of the Stanley Shareholder Approval or the Stanley Articles Amendment Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, independent contractor or consultant of Stanley or any of the Stanley Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Stanley Benefit Plan or (iii) result in any breach or violation of, default under or limit Stanley’s right to amend, modify or terminate any Stanley Benefit Plan.  No director, officer, employee or independent contractor of Stanley or any Stanley Subsidiary is entitled to receive any gross-up or additional payment in respect of any Taxes (including without limitation the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

                        SECTION 3.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Stanley, threatened against or affecting Stanley or any Stanley Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Stanley, any investigation by any Governmental Entity involving Stanley or any Stanley Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect.

                    SECTION 3.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, Stanley and the Stanley Subsidiaries are in compliance with all applicable Laws and Stanley Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity.  To the Knowledge of Stanley, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Stanley or a Stanley Subsidiary is not in compliance with any applicable Law or Stanley Permit or which challenges or questions the validity of any rights of the holder of any Stanley Permit.  This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters.

                    SECTION 3.13.  Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect:

(i)  Stanley and the Stanley Subsidiaries are in compliance with all Environmental Laws, and neither Stanley nor any Stanley Subsidiary has received any written communication from a Governmental Entity that alleges that Stanley or any Stanley Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii)  Stanley and the Stanley Subsidiaries have obtained and are in compliance with all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither Stanley nor any Stanley Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(iii)  there are no Environmental Claims pending or, to the Knowledge of Stanley, threatened, against Stanley or any of the Stanley Subsidiaries;

(iv)  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Stanley or any of the Stanley Subsidiaries or against any Person whose liabilities for such Environmental Claims Stanley or any of the Stanley Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v)  neither Stanley nor any of the Stanley Subsidiaries has retained or assumed, either contractually or by operation of Law, any Known liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Stanley or any of the Stanley Subsidiaries.

                         (b)  As used herein:

(i)  “Environmental Claim” means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (B) the failure to comply with any Environmental Law or any Permit issued pursuant to Environmental Law.

(ii)  “Environmental Laws” means all applicable Federal, national, state, provincial or local Laws, Judgments, or Contracts issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources or protection of endangered or threatened species, climate, human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

(iii)  “Hazardous Materials” means (A) any petroleum or petroleum products, explosive or radioactive materials or wastes, asbestos in any form, and polychlorinated biphenyls; and (B) any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law.

(iv)  “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

                        SECTION 3.14.  Contracts.  (a)  As of the date of this Agreement, neither Stanley nor any Stanley Subsidiary is a party to any Contract required to be filed by Stanley pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed Stanley Contract”) that has not been so filed.

(b)  Section 3.14 of the Stanley Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list, and Stanley has made available to Black & Decker true and complete copies, of (i) each agreement, understanding or undertaking to which Stanley or any of the Stanley Subsidiaries is a party that restricts in any material respect the ability of Stanley or any of the Stanley Subsidiaries to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Stanley or any of the Stanley Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Stanley and the wholly owned Stanley Subsidiaries and (iii) each partnership, joint venture or similar agreement or understanding to which Stanley or any of the Stanley Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Stanley and the Stanley Subsidiaries, taken as a whole.  Each agreement, understanding or undertaking of the type described in this Section 3.14(b) and each Filed Stanley Contract is referred to herein as a “Stanley Material Contract”.

(c)  Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (i) each Stanley Material Contract (including, for purposes of this Section 3.14(c), any Contract entered into after the date of this Agreement that would have been a Stanley Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Stanley or one of the Stanley Subsidiaries, as the case may be, and, to the Knowledge of Stanley, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Stanley Material Contract is in full force and effect and (iii) none of Stanley or any of the Stanley Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Stanley Material Contract and, to the Knowledge of Stanley, no other party to any such Stanley Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

                        SECTION 3.15.  Properties.  (a)  Stanley and each Stanley Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  All such properties and assets, other than properties and assets in which Stanley or any of the Stanley Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

(b)  Stanley and each of the Stanley Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Stanley or any Stanley Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  Stanley and each Stanley Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect.

                        SECTION 3.16.  Intellectual Property.  Stanley and the Stanley Subsidiaries own, or are validly licensed or otherwise have the right to use, all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and any such rights in computer programs (collectively, “Intellectual Property Rights”) as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  No actions, suits or other proceedings are pending or, to the Knowledge of Stanley, threatened that Stanley or any of the Stanley Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  To the Knowledge of Stanley, no Person is infringing, misappropriating or otherwise violating the rights of Stanley or any of the Stanley Subsidiaries with respect to any Intellectual Property Right owned by Stanley or any of the Stanley Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Stanley Material Adverse Effect.

                        SECTION 3.17.  Labor Matters.  Section 3.17 of the Stanley Disclosure Letter sets forth a true and complete list of all material collective bargaining or other labor union Contracts applicable to any employees of Stanley or any of the Stanley Subsidiaries.  Neither Stanley nor any of the Stanley Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Stanley or any of the Stanley Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Stanley Material Adverse Effect, (a) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Stanley, threatened, against or affecting Stanley or any Stanley Subsidiary; (b) to the Knowledge of Stanley, no union organizational campaign is in progress with respect to the employees of Stanley or any Stanley Subsidiary and no question concerning representation of such employees exists; (c) neither Stanley nor any Stanley Subsidiary is engaged in any unfair labor practice; (d) there are not any unfair labor practice charges or complaints against Stanley or any Stanley Subsidiary pending, or, to the Knowledge of Stanley, threatened, before the National Labor Relations Board; (e) there are not any pending, or, to the Knowledge of Stanley, threatened, union grievances against Stanley or any Stanley Subsidiary that reasonably could be expected to result in an adverse determination; (f) Stanley and each Stanley Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (g) neither Stanley nor any Stanley Subsidiary has received written or oral communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting Stanley or any Stanley Subsidiary and, to the Knowledge of Stanley, no such investigation is in progress.

                        SECTION 3.18.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Deutsche Bank Securities Inc. and Goldman Sachs & Co. (the “Stanley Financial Advisors”), the fees and expenses of which will be paid by Stanley, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stanley.  Stanley has furnished to Black & Decker true and complete copies of all agreements between or among Stanley and/or Merger Sub and the Stanley Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

                        SECTION 3.19.  Opinions of Financial Advisors.  Stanley has received an opinion from each of the Stanley Financial Advisors, in each case dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair to Stanley from a financial point of view.

                        SECTION 3.20.  Merger Sub.  Stanley is the sole stockholder of Merger Sub.  Since its date of incorporation, Merger Sub has not carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

                        SECTION 3.21.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, Black & Decker acknowledges that none of Stanley, the Stanley Subsidiaries or any other Person on behalf of Stanley makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV

Representations and Warranties of Black & Decker

Black & Decker represents and warrants to Stanley and Merger Sub that the statements contained in this Article IV are true and correct except as set forth in the Black & Decker SEC Documents filed and publicly available prior to the date of this Agreement (the “Filed Black & Decker SEC Documents”) (excluding any disclosures in the Filed Black & Decker SEC Documents under the heading “Risk Factors” and any other disclosures of risks that are predictive or forward-looking in nature) or in the disclosure letter delivered by Black & Decker to Stanley at or before the execution and delivery by Black & Decker of this Agreement (the “Black & Decker Disclosure Letter”).  The Black & Decker Disclosure Letter shall be arranged in numbered and lettered sections corresponding to the numbered and lettered sections contained in this Article IV, and the disclosure in any section shall be deemed to qualify other sections in this Article IV to the extent (and only to the extent) that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other sections.

                        SECTION 4.01.  Organization, Standing and Power.  Each of Black & Decker and each of Black & Decker’s Subsidiaries (the “Black & Decker Subsidiaries”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Black & Decker Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  Each of Black & Decker and the Black & Decker Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the “Black & Decker Permits”), except where the failure to have such power or authority or to possess Black & Decker Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  Each of Black & Decker and the Black & Decker Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  Black & Decker has delivered or made available to Stanley, prior to execution of this Agreement, true and complete copies of the charter of Black & Decker in effect as of the date of this Agreement (the “Black & Decker Articles”) and the bylaws of Black & Decker in effect as of the date of this Agreement (the “Black & Decker Bylaws”).

                        SECTION 4.02.  Black & Decker Subsidiaries.  (a)  All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Black & Decker Subsidiary have been validly issued and are fully paid and nonassessable and are (other than directors qualifying shares and shares held by natural persons pursuant to requirements of Law of non-U.S. jurisdictions) owned by Black & Decker, by another Black & Decker Subsidiary or by Black & Decker and another Black & Decker Subsidiary, free and clear of all Liens, and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities Laws.  Black & Decker has provided to Stanley a true and complete list of all Black & Decker Subsidiaries as of the date of this Agreement.

(b)  Except for the capital stock and voting securities of, and other equity interests in, the Black & Decker Subsidiaries, neither Black & Decker nor any Black & Decker Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

                        SECTION 4.03.  Capital Structure.  (a)  The authorized stock of Black & Decker consists of 150,000,000 shares of Black & Decker Common Stock and 5,000,000 shares of Preferred Stock, without par value (the “Black & Decker Preferred Stock” and, together with the Black & Decker Common Stock, the “Black & Decker Capital Stock”).  At the close of business on October 28, 2009, (i) 60,233,702 shares of Black & Decker Common Stock were issued and outstanding, of which 671,408 were Black & Decker Restricted Shares, (ii) no shares of Black & Decker Preferred Stock were issued and outstanding, (iii) 8,308,247 shares of Black & Decker Common Stock were reserved and available for issuance pursuant to the Black & Decker Stock Plans, of which (A) 5,967,957 shares were issuable upon exercise of outstanding Black & Decker Stock Options, (B) no shares were subject to outstanding Black & Decker LSARs, (C) 627,425 shares were subject to outstanding Black & Decker Restricted Stock Units and (D) no shares were subject to outstanding Black & Decker Performance Share Units (assuming settlement of outstanding awards based on maximum achievement of applicable performance goals) (together with outstanding Black & Decker Restricted Shares, Black & Decker LSARs, Black & Decker Stock Options and Black & Decker Performance Share Units, “Black & Decker Stock-Based Awards”), and (iv) 136,984 shares of Black & Decker Common Stock were payable pursuant to the Black & Decker Deferred Compensation Plan for Non-Employee Directors (“Black & Decker Directors’ Deferred Compensation Plan”).  Except as set forth in this Section 4.03(a), at the close of business on October 28, 2009, no shares of stock or voting securities of, or other equity interests in, Black & Decker were issued, reserved for issuance or outstanding.  From the close of business on October 28, 2009 to the date of this Agreement, there have been no issuances by Black & Decker of shares of stock or voting securities of, or other equity interests in, Black & Decker, other than the issuance of Black & Decker Common Stock (A) upon the exercise of Black & Decker Stock Options outstanding at the close of business on October 28, 2009, (B) upon the vesting of Black & Decker Restricted Stock Units or Black & Decker Performance Share Units outstanding at the close of business on October 28, 2009 or (C) pursuant to the Black & Decker Directors’ Deferred Compensation Plan, in each case in accordance with their terms in effect on October 28, 2009.

(b)  All outstanding shares of Black & Decker Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Black & Decker Stock Options or upon the vesting of Black & Decker Restricted Stock Units or Black & Decker Performance Share Units or pursuant to the Black & Decker Directors’ Deferred Compensation Plan will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Black & Decker Articles, the Black & Decker Bylaws or any Contract to which Black & Decker is a party or otherwise bound.  Except as set forth in this Section 4.03, as of the close of business on October 28, 2009, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Black & Decker or any Black & Decker Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Black & Decker or any Black & Decker Subsidiary or any securities of Black & Decker or any Black & Decker Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Black & Decker or any Black & Decker Subsidiary, or any other obligation of Black & Decker or any Black & Decker Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary or (iii) any rights issued by or other obligations of Black & Decker or any Black & Decker Subsidiary that are linked in any way to the price of any class of Black & Decker Capital Stock or any shares of capital stock of any Black & Decker Subsidiary, the value of Black & Decker, any Black & Decker Subsidiary or any part of Black & Decker or any Black & Decker Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Black & Decker or any Black & Decker Subsidiary.  Except as set forth above in this Section 4.03 or in connection with Black & Decker Stock-Based Awards, as of the close of business on October 28, 2009, there are not any outstanding obligations of Black & Decker or any of the Black & Decker Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Black & Decker or any Black & Decker Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.  With respect to Black & Decker Stock Options, (A) each grant of a Black & Decker Stock Option was duly authorized no later than the Grant Date for such option by all necessary corporate action, including, as applicable, approval by the Board of Directors of Black & Decker (the “Black & Decker Board”) (or a duly constituted and authorized committee thereof), and the award agreement governing such grant was duly executed and delivered by each party thereto, and (B) the per share exercise price of each Black & Decker Stock Option was at least equal to the fair market value of a share of Black & Decker Common Stock on the applicable Grant Date.  There are no debentures, bonds, notes or other Indebtedness of Black & Decker having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Black & Decker may vote (“Black & Decker Voting Debt”).  Neither Black & Decker nor any of the Black & Decker Subsidiaries is a party to any voting agreement with respect to the voting of any stock or voting securities of, or other equity interests in, Black & Decker.  Except for this Agreement, neither Black & Decker nor any of the Black & Decker Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Black & Decker or any of the Black & Decker Subsidiaries.

                        SECTION 4.04.  Authority; Execution and Delivery; Enforceability.  (a)  Black & Decker has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Black & Decker Stockholder Approval.  The Black & Decker Board, by a vote at a meeting duly called at which a quorum of directors of Black & Decker was present, adopted resolutions (i) approving this Agreement, (ii) declaring advisable the Merger on substantially the terms and conditions set forth in this Agreement and determining that the Merger and the other transactions contemplated by this Agreement are in the best interests of Black & Decker and its stockholders, (iii) recommending that Black & Decker’s stockholders approve the Merger and directing that the Merger be submitted to Black & Decker’s stockholders for approval at a duly held meeting of such stockholders for such purpose (the “Black & Decker Stockholders Meeting”) and (iv) approving, effective as of the Effective Time, the amendment and restatement of the Black & Decker Articles, and such resolutions have not been amended or withdrawn as of the date of this Agreement.  Except for the approval of the Merger by the affirmative vote of two-thirds of the votes entitled to be cast by holders of outstanding shares of Black & Decker Common Stock at the Black & Decker Stockholders Meeting (the “Black & Decker Stockholder Approval”), no other corporate proceedings on the part of Black & Decker are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the MGCL).  Black & Decker has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by each of Stanley and Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b)  The Black & Decker Board has adopted a resolution to exempt the Merger provided for by this Agreement from Title 3, Subtitle 6 of the MGCL.  No other “interested stockholder” “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or similar statute or regulation (including Title 3, Subtitle 7 of the MGCL), or similar provision or term of the Black & Decker Articles or Black & Decker Bylaws, applies with respect to Black & Decker with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

(c)  Neither Black & Decker nor any Black & Decker Subsidiary has in effect a “poison pill”, stockholder rights plan or other similar plan or agreement.

                        SECTION 4.05.  No Conflicts; Consents.  (a)  The execution and delivery by Black & Decker of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or result in any violation of any provision of the Black & Decker Articles, the Black & Decker Bylaws or the comparable charter, bylaws or other organizational documents of any Black & Decker Subsidiary (assuming that the Black & Decker Stockholder Approval is obtained), (ii) conflict with, result in any violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Black & Decker or any Black & Decker Subsidiary under, any legally binding Contract to which Black & Decker or any Black & Decker Subsidiary is a party or by which any of their respective properties or assets is bound or any Black & Decker Permit or (iii) subject to the filings and other matters referred to in Section 4.05(b), conflict with or result in any violation of any Judgment or Law, in each case, applicable to Black & Decker or any Black & Decker Subsidiary or their respective properties or assets (assuming that the Black & Decker Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

(b)  No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Black & Decker or any Black & Decker Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) (A) the filing with the SEC of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other Consents, registrations, declarations, notices or filings as are required to be made or obtained under any foreign antitrust, competition, trade regulation or similar Laws, (iii) the filing of the Articles of Merger with, and acceptance for record by, the SDAT and appropriate documents with the relevant authorities of the other jurisdictions in which Stanley and Black & Decker are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or “blue sky” laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, (vi) such filings with and approvals of the NYSE as are required to permit the listing of the Merger Consideration and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect and would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

                        SECTION 4.06.  SEC Documents; Undisclosed Liabilities.  (a)  Black & Decker has furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Black & Decker with the SEC since January 1, 2008 (such documents, together with any documents filed with or furnished to the SEC during such period by Black & Decker on a voluntary basis on a Current Report on Form 8-K, but excluding the Joint Proxy Statement and the Form S-4, being collectively referred to as the “Black & Decker SEC Documents”).

(b)  Each Black & Decker SEC Document (i) at the time filed, complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Black & Decker SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of Black & Decker included in the Black & Decker SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Black & Decker and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)  Neither Black & Decker nor any Black & Decker Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

(d)  Each of the chief executive officer of Black & Decker and the chief financial officer of Black & Decker (or each former chief executive officer of Black & Decker and each former chief financial officer of Black & Decker, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Black & Decker SEC Documents, and the statements contained in such certifications are true and accurate.  None of Black & Decker or any of the Black & Decker Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)  Black & Decker maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Black & Decker’s properties or assets.

(f)  The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Black & Decker are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Black & Decker in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Black & Decker, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Black & Decker to make the certifications required under the Exchange Act with respect to such reports.

(g)  Neither Black & Decker nor any of the Black & Decker Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Black & Decker and any of the Black & Decker Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Black & Decker or any of the Black & Decker Subsidiaries in Black & Decker’s or such Black & Decker Subsidiary’s published financial statements or other Black & Decker SEC Documents.

(h)  Since January 1, 2009, none of Black & Decker, Black & Decker’s independent accountants, the Black & Decker Board or the audit committee of the Black & Decker Board has received any oral or written notification of any (i) “significant deficiency” in the internal controls over financial reporting of Black & Decker, (ii) “material weakness” in the internal controls over financial reporting of Black & Decker or (iii) fraud, whether or not material, that involves management or other employees of Black & Decker who have a significant role in the internal controls over financial reporting of Black & Decker.

(i)  None of the Black & Decker Subsidiaries is, or has at any time since January 1, 2008 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

                        SECTION 4.07.  Information Supplied.  None of the information supplied or to be supplied by Black & Decker for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Stanley’s shareholders and Black & Decker’s stockholders or at the time of each of the Stanley Shareholders Meeting and the Black & Decker Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Black & Decker with respect to statements made or incorporated by reference therein based on information supplied by Stanley or Merger Sub for inclusion or incorporation by reference therein.

                        SECTION 4.08.  Absence of Certain Changes or Events.  From January 1, 2009 to the date of this Agreement, each of Black & Decker and the Black & Decker Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

(a)  any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect;

(b)  any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any stock or voting securities of, or other equity interests in, Black & Decker or the capital stock or voting securities of, or other equity interests in, any of the Black & Decker Subsidiaries (other than (i) regular quarterly cash dividends in an amount not exceeding $0.42 per share of Black & Decker Common Stock in the first calendar quarter of 2009 and $0.12 per share of Black & Decker Common Stock in any calendar quarter thereafter and (ii) dividends or other distributions by a direct or indirect wholly owned Black & Decker Subsidiary to its shareholders or other equity holders) or any repurchase for value by Black & Decker of any stock or voting securities of, or other equity interests in, Black & Decker or the capital stock or voting securities of, or other equity interests in, any of the Black & Decker Subsidiaries;

(c)  any split, reverse split, combination, subdivision or reclassification of any capital stock or voting securities of, or other equity interests in, Black & Decker, securities convertible into or exercisable or exchangeable for stock or voting securities of, or other equity interests in, Black & Decker or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of stock or voting securities of, or other equity interests in, Black & Decker;

(d)  any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person (other than Black & Decker or a wholly owned Black & Decker Subsidiary), or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Black & Decker or any Black & Decker Subsidiary other than Indebtedness incurred in the ordinary course of business;

(e)  (i) any transfer, lease, license, sale, mortgage, pledge or other disposal or encumbrance of any of Black & Decker’s or Black & Decker’s Subsidiaries’ property or assets outside of the ordinary course of business consistent with past practice with a fair market value in excess of (in the aggregate, for all such transactions) $25,000,000 or (ii) any acquisitions of businesses, whether by merger, consolidation, purchase of property or assets or otherwise;

(f)  except as required to comply with applicable Law or to comply with any Black & Decker Benefit Plan (including any award agreement thereunder) in effect as of January 1, 2009, any (i) establishing, adopting, entering into, terminating or amending, or taking of any action to accelerate the vesting or payment of, any compensation or benefits under, any material collective bargaining agreement or Black & Decker Benefit Plan (or any award thereunder); provided, that with respect to the amendment of a Black & Decker Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), this clause (i) shall apply only to material amendments of such plan, (ii) increasing in any material respect the compensation or benefits of, or paying any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Black & Decker or any Black & Decker Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Black & Decker or any Black & Decker Subsidiary who are not executive officers, (iii) paying of any benefit or amount not required under any Black & Decker Benefit Plan as in effect January 1, 2009, (iv) granting or paying of any change in control, retention, severance or termination compensation or benefits, (v) taking of any action to fund or in any other way secure the payment of compensation or benefits under any Black & Decker Benefit Plan, (vi) changing of any actuarial or other assumption used to calculate funding obligations with respect to any Black & Decker Pension Plan or (vii) changing the manner in which contributions to any Black & Decker Pension Plan are made or the basis on which such contributions are determined;

(g)  any change in accounting methods, principles or practices by Black & Decker or any Black & Decker Subsidiary, except insofar as may have been required by a change in GAAP; or

(h)  (i) any material election with respect to Taxes, (ii) any changes to any such election or existing election, or (iii) any settlement or compromise by Black & Decker or any Black & Decker Subsidiary of any material Tax liability or refund, other than, in each case, in the ordinary course of business.

                        SECTION 4.09.  Taxes.  (a)  (i)  Each of Black & Decker and each Black & Decker Subsidiary has timely filed, taking into account any extensions, all material Tax Returns required to have been filed and such Tax Returns are accurate and complete in all material respects; (ii) each of Black & Decker and each Black & Decker Subsidiary has paid all material Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings; and (iii) no deficiency for any Tax has been asserted or assessed by a taxing authority against Black & Decker or any Black & Decker Subsidiary which deficiency has not been paid or is not being contested in good faith in appropriate proceedings.

(b)  No Tax Return of Black & Decker or any Black & Decker Subsidiary is under audit or examination by any taxing authority, and no written (or, to the Knowledge of Black & Decker, oral) notice of such an audit or examination has been received by Black & Decker or any Black & Decker Subsidiary.  No deficiencies for any Taxes have been proposed, asserted or assessed against Black & Decker or any Black & Decker Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending.  No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c)  Each of Black & Decker and each Black & Decker Subsidiary has complied with all applicable Laws relating to the withholding and paying over of Taxes.

(d)  Neither Black & Decker nor any Black & Decker Subsidiary is a party to or is otherwise bound by any material Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Black & Decker and wholly owned Black & Decker Subsidiaries).

(e)  Within the past three years, neither Black & Decker nor any Black & Decker Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(f)  Neither Black & Decker nor any Black & Decker Subsidiary has participated in or been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury Regulations thereunder (or a similar provision of state law).

(g)  Neither Black & Decker nor any Black & Decker Subsidiary has taken any action or knows of any fact that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(h)  No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Black & Decker or any Black & Decker Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

                        SECTION 4.10.  Benefits Matters; ERISA Compliance.  (a)  Black & Decker has delivered or made available to Stanley true and complete copies of (i) all material Black & Decker Benefit Plans or, in the case of any unwritten material Black & Decker Benefit Plan, a description thereof, including any amendment thereto, (ii) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Entity, if any, in each case, with respect to each material Black & Decker Benefit Plan, (iii) each trust, insurance, annuity or other funding Contract relating to any material Black & Decker Benefit Plan and (iv) the most recent financial statements and actuarial or other valuation reports for each Black & Decker Benefit Plan (if any).  For purposes of this Agreement, “Black & Decker Benefit Plans” means, collectively (A) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Black & Decker Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, termination, change in control, disability, vacation, death benefit, hospitalization, medical or other material compensation or benefit plans, arrangements, policies, programs or understandings providing compensation or benefits (other than foreign or domestic statutory programs), in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by Black & Decker, any Black & Decker Subsidiary or any other person or entity that, together with Black & Decker is treated as a single employer under Section 414 of the Code (each, a “Black & Decker Commonly Controlled Entity”) for the benefit of any current or former directors, officers, employees, independent contractors or consultants of Black & Decker or any Black & Decker Subsidiary and (B) all material employment, consulting, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Black & Decker or any Black & Decker Subsidiary and any current or former directors, officers, employees, independent contractors or consultants of Black & Decker or any Black & Decker Subsidiary.

(b)  All Black & Decker Pension Plans have been the subject of, have timely applied for or have not been eligible to apply for, as of the date of this Agreement, determination letters or opinion letters (as applicable) from the IRS or a non-U.S. Governmental Entity (as applicable) to the effect that such Black & Decker Pension Plans and the trusts created thereunder are qualified and exempt from Taxes under Sections 401(a) and 501(a) of the Code or other applicable Law, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of Black & Decker, has revocation been threatened, nor has any such Black & Decker Pension Plan been amended since the date of its most recent determination letter or opinion letter (or application therefor) in any respect that would adversely affect its qualification.

(c)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (i) no Black & Decker Pension Plan, other than any Black & Decker Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Black & Decker Multiemployer Pension Plan”), had, as of the respective last annual valuation date for each such Black & Decker Pension Plan, an “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Stanley, (ii) none of the Black & Decker Pension Plans has failed to meet any “minimum funding standards” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, (iii) none of such Black & Decker Benefit Plans or related trusts is the subject of any proceeding or investigation by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of such Black & Decker Benefit Plan or trust or any other material liability to Black & Decker or any Black & Decker Subsidiary, (iv) there has not been any “reportable event” (as that term is defined in Section 4043 of ERISA and as to which the notice requirement under Section 4043 of ERISA has not been waived) with respect to any Black & Decker Benefit Plan during the last six years and (v) none of Black & Decker, any Black & Decker Subsidiary or any Black & Decker Commonly Controlled Entity has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including “withdrawal liability” within the meaning of Title IV of ERISA) with respect to, any Black & Decker Multiemployer Pension Plan.

(d)  With respect to each material Black & Decker Benefit Plan that is an employee welfare benefit plan, such Black & Decker Benefit Plan (including any Black & Decker Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Black & Decker or the Black & Decker Subsidiaries or terminated, in each case, without material liability to Black & Decker and the Black & Decker Subsidiaries on or at any time after the Effective Time.

(e)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, no Black & Decker Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or applicable Law).

(f)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (i) each Black & Decker Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Black & Decker Benefit Plan and (ii) Black & Decker and each of the Black & Decker Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Black & Decker Benefit Plans.

(g)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, all contributions or other amounts payable by Black & Decker or any Black & Decker Subsidiary with respect to each Black & Decker Benefit Plan have been paid or accrued in accordance with the terms of such Black & Decker Benefit Plan, GAAP and Section 412 of the Code (or any comparable provision under applicable non-U.S. Laws).  Except as fully accrued or reserved against on Black & Decker’s financial statements in accordance with GAAP, there are no material unfunded liabilities, solvency deficiencies or wind-up liabilities, where applicable, with respect to any Black & Decker Benefit Plan.

(h)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, there are no pending or, to the Knowledge of Black & Decker, threatened claims, suits or proceedings by or on behalf of any participant in any of the Black & Decker Benefit Plans, or otherwise involving any such Black & Decker Benefit Plan or the assets of any Black & Decker Benefit Plan, other than routine claims for benefits payable in the ordinary course.

(i)  None of the execution and delivery of this Agreement, the obtaining of the Black & Decker Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee, independent contractor or consultant of Black & Decker or any of the Black & Decker Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Black & Decker Benefit Plan or (iii) result in any breach or violation of, default under or limit Black & Decker’s right to amend, modify or terminate any Black & Decker Benefit Plan.

(j)  Other than the Specified Parachute Payments, no amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any individual listed in Section 4.10(j) of the Black & Decker Disclosure Letter will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  Section 4.10(j) of the Black & Decker Disclosure Letter sets forth, with respect to each such individual, (i) such Person’s name, title and “base amount” (as defined in Section 280G(b)(3) of the Code) and (ii) a calculation of the aggregate present value of the “parachute payments” (as defined in Section 280G(b)(2) of the Code) such Person could receive (collectively, the “Specified Parachute Payments”).  No director, officer, employee or independent contractor of Black & Decker or any Black & Decker Subsidiary is entitled to receive any gross-up or additional payment in respect of any Taxes (including, without limitation, the Taxes required under Section 409A or Section 4999 of the Code) being imposed on such Person.

                        SECTION 4.11.  Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Black & Decker, threatened against or affecting Black & Decker or any Black & Decker Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Black & Decker, any investigation by any Governmental Entity involving Black & Decker or any Black & Decker Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

                        SECTION 4.12.  Compliance with Applicable Laws.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, Black & Decker and the Black & Decker Subsidiaries are in compliance with all applicable Laws and Black & Decker Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity.  To the Knowledge of Black & Decker, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, no material action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Black & Decker or a Black & Decker Subsidiary is not in compliance with any applicable Law or Black & Decker Permit or which challenges or questions the validity of any rights of the holder of any Black & Decker Permit.  This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters.

                        SECTION 4.13.  Environmental Matters.  (a)  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect:

(i)  Black & Decker and the Black & Decker Subsidiaries are in compliance with all Environmental Laws, and neither Black & Decker nor any Black & Decker Subsidiary has received any written communication from a Governmental Entity that alleges that Black & Decker or any Black & Decker Subsidiary is in violation of, or has liability under, any Environmental Law or any Permit issued pursuant to Environmental Law;

(ii)  Black & Decker and the Black & Decker Subsidiaries have obtained and are in compliance with all Permits issued pursuant to Environmental Law necessary for their respective operations as currently conducted, all such Permits are valid and in good standing and neither Black & Decker nor any Black & Decker Subsidiary has been advised in writing by any Governmental Entity of any actual or potential change in the status or terms and conditions of any such Permits;

(iii)  there are no Environmental Claims pending or, to the Knowledge of Black & Decker, threatened against Black & Decker or any of the Black & Decker Subsidiaries;

(iv)  there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Black & Decker or any of the Black & Decker Subsidiaries or against any Person whose liabilities for such Environmental Claims Black & Decker or any of the Black & Decker Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

(v)  neither Black & Decker nor any of the Black & Decker Subsidiaries has retained or assumed, either contractually or by operation of Law, any Known liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Black & Decker or any of the Black & Decker Subsidiaries.

                        SECTION 4.14.  Contracts.  (a)  As of the date of this Agreement, neither Black & Decker nor any Black & Decker Subsidiary is a party to any Contract required to be filed by Black & Decker pursuant to Item 601(b)(2), (b)(4), (b)(9) or (b)(10) of Regulation S-K under the Securities Act (a “Filed Black & Decker Contract”) that has not been so filed.

(b)  Section 4.14 of the Black & Decker Disclosure Letter  sets forth, as of the date of this Agreement, a true and complete list, and Black & Decker has made available to Stanley true and complete copies, of (i) each agreement, understanding or undertaking to which Black & Decker or any of the Black & Decker Subsidiaries is a party that restricts in any material respect the ability of Black & Decker or any of the Black & Decker Subsidiaries to compete in any business or with any Person in any geographical area, (ii) each loan and credit agreement, note, debenture, bond, indenture or other similar agreement pursuant to which any Indebtedness of Black & Decker or any of the Black & Decker Subsidiaries is outstanding or may be incurred, other than any such agreement between or among Black & Decker and the wholly owned Black & Decker Subsidiaries and (iii) each partnership, joint venture or similar agreement or understanding to which Black & Decker or any of the Black & Decker Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture material to Black & Decker and the Black & Decker Subsidiaries, taken as a whole.  Each agreement, understanding or undertaking of the type described in this Section 4.14(b) and each Filed Black & Decker Contract is referred to herein as a “Black & Decker Material Contract”.

(c)  Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (i) each Black & Decker Material Contract (including, for purposes of this Section 4.14(c), any Contract entered into after the date of this Agreement that would have been a Black & Decker Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Black & Decker or one of the Black & Decker Subsidiaries, as the case may be, and, to the Knowledge of Black & Decker, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally and by general principles of equity, (ii) each such Black & Decker Material Contract is in full force and effect and (iii) none of Black & Decker or any of the Black & Decker Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Black & Decker Material Contract and, to the Knowledge of Black & Decker, no other party to any such Black & Decker Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.

                        SECTION 4.15.  Properties.  (a)  Black & Decker and each Black & Decker Subsidiary has good and valid title to, or valid leasehold interests in, all their respective properties and assets, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  All such properties and assets, other than properties and assets in which Black & Decker or any of the Black & Decker Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

(b)  Black & Decker and each of the Black & Decker Subsidiaries has complied with the terms of all leases to which it is a party, and all leases to which Black & Decker or any Black & Decker Subsidiary is a party and under which it is in possession are in full force and effect, except for such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  Black & Decker and each Black & Decker Subsidiary is in possession of the properties or assets purported to be leased under all its leases, except for such failures to have such possession as, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.

                        SECTION 4.16.  Intellectual Property.  Black & Decker and the Black & Decker Subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights as used in their business as presently conducted, except where the failure to have the right to use such Intellectual Property Rights, individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  No actions, suits or other proceedings are pending or, to the Knowledge of Black & Decker, threatened that Black & Decker or any of the Black & Decker Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  To the Knowledge of Black & Decker, no Person is infringing, misappropriating or otherwise violating the rights of Black & Decker or any of the Black & Decker Subsidiaries with respect to any Intellectual Property Right owned by Black & Decker or any of the Black & Decker Subsidiaries, except for such infringement, misappropriation or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Black & Decker Material Adverse Effect.

                        SECTION 4.17.  Labor Matters.  Section 4.17 of the Black & Decker Disclosure Letter sets forth a true and complete list of all material collective bargaining or other labor union Contracts applicable to any employees of Black & Decker or any of the Black & Decker Subsidiaries.  Neither Black & Decker nor any of the Black & Decker Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Black & Decker or any of the Black & Decker Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect.  Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, (a) there is not any, and during the past three years there has not been any, labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of Black & Decker, threatened, against or affecting Black & Decker or any Black & Decker Subsidiary; (b) to the Knowledge of Black & Decker, no union organizational campaign is in progress with respect to the employees of Black & Decker or any Black & Decker Subsidiary and no question concerning representation of such employees exists; (c) neither Black & Decker nor any Black & Decker Subsidiary is engaged in any unfair labor practice; (d) there are not any unfair labor practice charges or complaints against Black & Decker or any Black & Decker Subsidiary pending, or, to the Knowledge of Black & Decker, threatened, before the National Labor Relations Board; (e) there are not any pending, or, to the Knowledge of Black & Decker, threatened, union grievances against Black & Decker or any Black & Decker Subsidiary that reasonably could be expected to result in an adverse determination; (f) Black & Decker and each Black & Decker Subsidiary is in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation; and (g) neither Black & Decker nor any Black & Decker Subsidiary has received written or oral communication during the past three years of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation of or affecting Black & Decker or any Black & Decker Subsidiary and, to the Knowledge of Black & Decker, no such investigation is in progress.

                        SECTION 4.18.  Brokers’ Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. (the “Black & Decker Financial Advisor”), the fees and expenses of which will be paid by Black & Decker, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Black & Decker.  Black & Decker has furnished to Stanley true and complete copies of all agreements between Black & Decker and the Black & Decker Financial Advisor relating to the Merger or any of the other transactions contemplated by this Agreement.

                        SECTION 4.19.  Opinion of Financial Advisor.  Black & Decker has received the opinion of the Black & Decker Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Black & Decker Common Stock.

                        SECTION 4.20.  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, Stanley acknowledges that none of Black & Decker, the Black & Decker Subsidiaries or any other Person on behalf of Black & Decker makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V

Covenants Relating to Conduct of Business

                        SECTION 5.01.  Conduct of Business.  (a)  Conduct of Business by Stanley.  Except for matters set forth in the Stanley Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Black & Decker (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Stanley shall, and shall cause each Stanley Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Stanley Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Black & Decker (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Stanley shall not, and shall not permit any Stanley Subsidiary to, do any of the following:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by Stanley in respect of shares of Stanley Common Stock not exceeding $0.33 per share of Stanley Common Stock with (subject to Section 5.01(f)) usual declaration, record and payment dates and in accordance with Stanley’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Stanley Subsidiary to its stockholders or other equity holders, (B) other than with respect to a wholly owned Stanley Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Stanley or any Stanley Subsidiary or any securities of Stanley or any Stanley Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Stanley or any Stanley Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to the Stanley Stock Options, the Stanley ESPP, Stanley Restricted Stock Units and Stanley Performance Share Units, in each case, pursuant to their terms or thereafter granted as permitted by the provisions of Section 5.01(a)(ii) or any such transaction by Stanley or a wholly owned Stanley Subsidiary in respect of such capital stock, securities or interests in a wholly owned Stanley Subsidiary;

(ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Stanley or any Stanley Subsidiary (other than the issuance of Stanley Common Stock (1) upon the exercise of Stanley Stock Options or vesting of Stanley Restricted Stock Units or Stanley Performance Share Units, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(a)(ii) and (2) pursuant to the Stanley ESPP and the Stanley Directors’ Deferred Compensation Plan in accordance with their respective terms, or the issuance of shares of capital stock of a wholly owned Stanley Subsidiary to Stanley or to another wholly owned Stanley Subsidiary), (B) any other equity interests or voting securities of Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, (E) any rights issued by Stanley or any Stanley Subsidiary that are linked in any way to the price of any class of Stanley Capital Stock or any shares of capital stock of any Stanley Subsidiary, the value of Stanley, any Stanley Subsidiary or any part of Stanley or any Stanley Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Stanley or any Stanley Subsidiary, other than in the case of a Stanley Subsidiary, an issuance, delivery or sale to Stanley or any wholly owned Stanley Subsidiary, or (F) any Stanley Voting Debt, other than, in the case of each of clauses (A) through (F), for (1) grants of purchase rights under the Stanley ESPP in the ordinary course of business consistent with past practice, (2) in the ordinary course of business consistent with past practice, deferrals of compensation by directors under the Stanley Directors’ Deferred Compensation Plan as in effect on the date of this Agreement and (3) grants of Stanley Stock Options and issuances of Stanley Restricted Stock Units and Stanley Performance Share Units under the Stanley Benefit Plans as in effect on the date of this Agreement, in each case under clause (3) in the ordinary course of business consistent with past practice (I) to any officer or employee of Stanley or any Stanley Subsidiary in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, (III) to respond to offers of employment made to existing employees by third parties, and (IV) in connection with normal annual grants to any director, officer or employee of Stanley or any Stanley Subsidiary in accordance with Section 5.01(a)(ii) of the Stanley Disclosure Letter;

(iii)  (A) amend the Stanley Articles (other than to amend the Stanley Articles to give effect to the Articles Amendment); (B) amend the Stanley Bylaws; or (C) amend the charter or organizational documents of any Stanley Subsidiary in a manner which would be reasonably likely to have a Stanley Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Stanley of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (B) and (C), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)  except as required to comply with applicable Law or to comply with any Stanley Benefit Plan (including any award agreement thereunder) in effect as of the date of this Agreement, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement or Stanley Benefit Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Stanley or any Stanley Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Stanley or any Stanley Subsidiary who are not officers, (C) pay any benefit or amount not required under any Stanley Benefit Plan as in effect on the date of this Agreement, (D) grant or pay any change in control, retention, severance or termination compensation or benefits, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Stanley Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any Stanley Pension Plan, except to the extent required by GAAP, or (G) change the manner in which contributions to any Stanley Pension Plan are made or the basis on which such contributions are determined;

(v)  make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi)  (A) make any material election with respect to Taxes, (B) make any changes to any such election or existing election, or (C) settle or compromise any material Tax liability or refund, other than, in each case, in the ordinary course of business.

(vii)  file or amend any Tax Return other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, or fail to pay any Taxes due and payable;

(viii)  directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any material properties or assets if the aggregate amount of the consideration paid or transferred by Stanley and the Stanley Subsidiaries in connection with all such transactions would exceed $100,000,000;

(ix)  sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(a)(x);

            (x)  incur any Indebtedness, except for (A) Indebtedness used to finance an acquisition permitted by Section 5.01(a)(viii), (B) Indebtedness incurred in the ordinary course of business, (C) Indebtedness in replacement of existing Indebtedness, (D) Indebtedness of a Stanley Subsidiary payable to Stanley or a wholly owned Stanley Subsidiary, or (E) guarantees by Stanley of Indebtedness of any wholly owned Stanley Subsidiary;

(xi)  make, or agree or commit to make, any capital expenditures except (A) in 2009, in accordance with the capital plans for 2009 set forth in Section 5.01(a)(xi) of the Stanley Disclosure Letter, and (B) in 2010, in an amount up to $150,000,000 (pro rated on a quarterly basis);

(xii)  enter into or amend any Contract, or take any other action, if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xiii)  enter into or amend any material Contract to the extent consummation of the Merger or compliance by Stanley or any Stanley Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Stanley or any Stanley Subsidiary under, or require Stanley, Black & Decker or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiv)  settle any material claim or material litigation, in each case made or pending against Stanley or any Stanley Subsidiary, other than (A) the settlement of disputes, claims or litigation in respect of: health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements; in each case in the ordinary course of business, (B) the settlement of other claims or litigation in an amount not to exceed, in the aggregate for all such settlements under this clause (B), $25,000,000 and (C) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of Stanley included in the Filed Stanley SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(xv)  cancel any material Indebtedness owed to Stanley or a Stanley Subsidiary or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xvi)  enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Stanley or any of the Stanley Subsidiaries, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law, (B) modifications, amendments, renewals or terminations of such Contracts in the ordinary course of business or (C) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law; or

(xvii)  authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

                      (b)  Conduct of Business by Black & Decker.  Except for matters set forth in the Black & Decker Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Stanley (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Black & Decker shall, and shall cause each Black & Decker Subsidiary to, conduct its business in the ordinary course in all material respects and use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships.  In addition, and without limiting the generality of the foregoing, except for matters set forth in the Black & Decker Disclosure Letter or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Stanley (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Black & Decker shall not, and shall not permit any Black & Decker Subsidiary to, do any of the following:

(i)  (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) regular quarterly cash dividends payable by Black & Decker in respect of shares of Black & Decker Common Stock not exceeding $0.12 per share of Black & Decker Common Stock with (subject to Section 5.01(f)) usual declaration, record and payment dates and in accordance with Black & Decker’s current dividend policy and (2) dividends and distributions by a direct or indirect wholly owned Black & Decker Subsidiary to its stockholders or other equity holders, (B) other than with respect to any wholly owned Black & Decker Subsidiary, split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.01(b)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Black & Decker or any Black & Decker Subsidiary or any securities of Black & Decker or any Black & Decker Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Black & Decker or any Black & Decker Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except pursuant to the Black & Decker Stock Options, Black & Decker Restricted Stock Units, Black & Decker Performance Share Units and Black & Decker Restricted Shares, in each case, pursuant to their terms or thereafter granted as permitted by the provisions of Section 5.01(b)(ii) or any such transaction by Black & Decker or a wholly owned Black & Decker Subsidiary in respect of such capital stock, securities or interests in a wholly owned Black & Decker Subsidiary;

(ii)  issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (A) any shares of capital stock of Black & Decker or any Black & Decker Subsidiary, other than the issuance of Black & Decker Common Stock (1) upon the exercise of Black & Decker Stock Options and upon the vesting of Black & Decker Restricted Stock Units and Black & Decker Performance Share Units, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time or thereafter granted as permitted by the provisions of this Section 5.01(b)(ii) and (2) pursuant to the Black & Decker Directors’ Deferred Compensation Plan in accordance with its terms, or the issuance of shares of capital stock of a wholly owned Black & Decker Subsidiary to Black & Decker or another wholly owned Black & Decker Subsidiary, (B) any other equity interests or voting securities of Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, (E) any rights issued by Black & Decker or any Black & Decker Subsidiary that are linked in any way to the price of any class of Black & Decker Capital Stock or any shares of capital stock of any Black & Decker Subsidiary, the value of Black & Decker, any Black & Decker Subsidiary or any part of Black & Decker or any Black & Decker Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Black & Decker or any Black & Decker Subsidiary, other than in the case of a Black & Decker Subsidiary, an issuance, delivery or sale to Black & Decker or any wholly owned Black & Decker Subsidiary, or (F) any Black & Decker Voting Debt, other than, in the case of each of clauses (A) through (F), for (1) in the ordinary course of business consistent with past practice, deferrals of compensation by directors under the Black & Decker Directors’ Deferred Compensation Plan as in effect on the date of this Agreement and (2) grants of Black & Decker Stock Options with an exercise price per share of Black & Decker Common Stock no less than the fair value of a share of Black & Decker Common Stock as of the relevant date of grant and issuances of Black & Decker LSARs, Black & Decker Restricted Stock Units, Black & Decker Performance Share Units and Black & Decker Restricted Shares under the Black & Decker Benefit Plans as in effect on the date of this Agreement, in each case under clause (2) in the ordinary course of business consistent with past practice (I) to any officer or employee of Black & Decker or any Black & Decker Subsidiary in the context of promotions based on job performance or workplace requirements, (II) in connection with new hires, (III) to respond to offers of employment made to existing employees by third parties, and (IV) in connection with normal annual grants to any director, officer or employee of Black & Decker or any Black & Decker Subsidiary in accordance with Section 5.01(b)(ii) of the Black & Decker Disclosure Letter;

(iii)  (A) amend the Black & Decker Articles, (B) amend the Black & Decker Bylaws or (C) amend the charter or organizational documents of any Black & Decker Subsidiary in a manner which would be reasonably likely to have a Black & Decker Material Adverse Effect or to prevent or materially impede, interfere with, hinder or delay the consummation by Black & Decker of the Merger or any of the other transactions contemplated by this Agreement, except, in the case of each of the foregoing clauses (B) and (C), as may be required by Law or the rules and regulations of the SEC or the NYSE;

(iv)  except as required to comply with applicable Law or to comply with any Black & Decker Benefit Plan (including any award agreement thereunder) in effect as of the date of this Agreement, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting or payment of, any compensation or benefits under, any collective bargaining agreement or Black & Decker Benefit Plan (or any award thereunder), (B) increase in any material respect the compensation or benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or independent contractor of Black & Decker or any Black & Decker Subsidiary, except for increases in regular cash compensation in the ordinary course of business consistent with past practice for employees of Black & Decker or any Black & Decker Subsidiary who are not officers, (C) pay any benefit or amount not required under any Black & Decker Benefit Plan as in effect on the date of this Agreement, (D) grant or pay any change in control, retention, severance or termination compensation or benefits, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Black & Decker Benefit Plan, (F) change any actuarial or other assumption used to calculate funding obligations with respect to any Black & Decker Pension Plan, except to the extent required by GAAP, or (G) change the manner in which contributions to any Black & Decker Pension Plan are made or the basis on which such contributions are determined;

(v)  make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

(vi)  (A) make any material election with respect to Taxes, (B) make any changes to any such election or existing election, or (C) settle or compromise any material Tax liability or refund, other than, in each case, in the ordinary course of business.

(vii)  file or amend any Tax Return other than in the ordinary course of business and on a basis consistent with past practices and applicable Law, or fail to pay any Taxes due and payable;

(viii)  directly or indirectly acquire or agree to acquire in any transaction any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any material properties or assets if the aggregate amount of the consideration paid or transferred by Black & Decker and the Black & Decker Subsidiaries in connection with all such transactions would exceed $100,000,000;

(ix)  sell, lease (as lessor), license (as licensor), mortgage, sell and leaseback or otherwise encumber or subject to any Lien, or otherwise dispose of any properties or assets or any interests therein that, individually or in the aggregate, have a fair market value in excess of $25,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.01(b)(x);

(x)  incur any Indebtedness, except for (A) Indebtedness used to finance an acquisition permitted by Section 5.01(b)(viii), (B) Indebtedness incurred in the ordinary course of business, (C) Indebtedness in replacement of existing Indebtedness, (D) Indebtedness of a Black & Decker Subsidiary payable to Black & Decker or a wholly owned Black & Decker Subsidiary, or (E) guarantees by Black & Decker of Indebtedness of any wholly owned Black & Decker Subsidiary;

(xi)  make, or agree or commit to make, any capital expenditures except (A) in 2009, in accordance with the capital plans for 2009 set forth in Section 5.01(b)(xi) of the Black & Decker Disclosure Letter, and (B) in 2010, in an amount up to $150,000,000 (pro rated on a quarterly basis);

(xii)  enter into or amend any Contract or take any other action if such Contract, amendment of a Contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or adversely affect in a material respect the expected benefits (taken as a whole) of the Merger;

(xiii)  enter into or amend any material Contract to the extent consummation of the Merger or compliance by Black & Decker or any Black & Decker Subsidiary with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of, give rise to any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the material properties or assets of Black & Decker or any Black & Decker Subsidiary under, or require Stanley, Black & Decker or any of their respective Subsidiaries to license or transfer any of its material properties or assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract or amendment;

(xiv)  settle any material claim or material litigation, in each case made or pending against Black & Decker or any Black & Decker Subsidiary, other than (A) the settlement of disputes, claims or litigation in respect of:  health care insurance, products and services; group disability, life and accident insurance; workers’ compensation case management and related services; products liability claims; and commutations of reinsurance agreements and resolutions of disputes concerning reinsurance agreements; in each case in the ordinary course of business, (B) the settlement of other claims or litigation in an amount not to exceed, in the aggregate for all such settlements under this clause (B), $25,000,000 and (C) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of Black & Decker included in the Filed Black & Decker SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved;

(xv)  cancel any material Indebtedness owed to Black & Decker or a Black & Decker Subsidiary or waive any claims or rights of substantial value, in each case other than in the ordinary course of business;

(xvi)  enter into, modify, amend or terminate any collective bargaining or other labor union Contract applicable to the employees of Black & Decker or any of the Black & Decker Subsidiaries, other than (A) the entry into new collective bargaining or other labor union Contracts in the ordinary course of business required to be entered into by any non-US Law, (B) modifications, amendments, renewals or terminations of such Contracts in the ordinary course of business or (C) any modification, amendment, renewal or termination of any collective bargaining agreement to the extent required by applicable Law; or

(xvii)  authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions.

                      (c)  No Control of Stanley’s Business.  Black & Decker acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Black & Decker, directly or indirectly, the right to control or direct the operations of Stanley or any Stanley Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Stanley shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Stanley Subsidiaries’ respective operations.

  (d)  No Control of Black & Decker’s Business.  Stanley acknowledges and agrees that (i) nothing contained in this Agreement is intended to give Stanley, directly or indirectly, the right to control or direct the operations of Black & Decker or any Black & Decker Subsidiary prior to the Effective Time and (ii) prior to the Effective Time, Black & Decker shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Black & Decker Subsidiaries’ respective operations.

  (e)  Advice of Changes.  Stanley and Black & Decker shall promptly advise the other orally and in writing of any change or event that, individually or in the aggregate with all past changes and events, has had or would reasonably be expected to have a Material Adverse Effect with respect to such Person.

  (f)  Coordination of Quarterly Dividends.  Stanley and Black & Decker shall each set the declaration, record and payment dates of their regular quarterly dividends such that holders of Black & Decker Common Stock do not, with respect to any calendar quarter, become entitled to receive both (i) a dividend on their shares of Black & Decker Common Stock declared by Black & Decker with respect to such quarter and (ii) a dividend on their shares of Stanley Common Stock received as Merger Consideration declared by Stanley with respect to such quarter.

                    SECTION 5.02.  No Solicitation by Stanley; Stanley Board Recommendation.  (a)  Stanley shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective directors, officers or employees or any of its or their respective investment bankers, accountants, attorneys or other advisors, agents or representatives (collectively, “Representatives”) to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Stanley Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Stanley Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, any Stanley Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Stanley Takeover Proposal.  Stanley shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Stanley Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Stanley Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the Stanley Shareholder Approval and the Stanley Articles Amendment Approval, in response to a written Stanley Takeover Proposal that the Stanley Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Stanley Proposal, and which Stanley Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of the non-solicitation provisions of this Section 5.02(a), Stanley may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.02(c), (A) furnish information with respect to Stanley and the Stanley Subsidiaries to the Person making such Stanley Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Black & Decker or is provided to Black & Decker prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Stanley Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Stanley Takeover Proposal (and such Person’s Representatives).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.02(a) by any Representative of Stanley or any of its Affiliates shall constitute a breach of this Section 5.02(a) by Stanley.

(b)  Except as set forth below, neither the Stanley Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Black & Decker), or propose publicly to withdraw (or modify in any manner adverse to Black & Decker), the approval, recommendation or declaration of advisability by the Stanley Board or any such committee thereof with respect to this Agreement, including the Articles Amendment and the Share Issuance, or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any Stanley Takeover Proposal (any action in this clause (i) being referred to as a “Stanley Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Stanley or any of its Affiliates to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other similar agreement or arrangement (an “Acquisition Agreement”) constituting or related to, or that is intended to or would reasonably be expected to lead to, any Stanley Takeover Proposal, or requiring, or reasonably expected to cause, Stanley or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Stanley or Merger Sub to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.02(a)).  Notwithstanding the foregoing, at any time prior to obtaining the Stanley Shareholder Approval and the Stanley Articles Amendment Approval, the Stanley Board may make a Stanley Adverse Recommendation Change if Stanley receives a Superior Stanley Proposal or the Stanley Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable Law; provided, however, that Stanley shall not be entitled to exercise its right to make a Stanley Adverse Recommendation Change until after the fifth Business Day following Black & Decker’s receipt of written notice (a “Stanley Notice of Recommendation Change”) from Stanley advising Black & Decker that the Stanley Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Stanley Proposal the terms and conditions of such Superior Stanley Proposal that is the basis of the proposed action by the Stanley Board (it being understood and agreed that any amendment to any material term of such Superior Stanley Proposal shall require a new Stanley Notice of Recommendation Change and a new five Business Day period).  In determining whether to make a Stanley Adverse Recommendation Change, the Stanley Board shall take into account any changes to the terms of this Agreement proposed by Black & Decker in response to a Stanley Notice of Recommendation Change or otherwise.

(c)  In addition to the obligations of Stanley set forth in paragraphs (a) and (b) of this Section 5.02, Stanley shall promptly advise Black & Decker orally and in writing of any Stanley Takeover Proposal, the material terms and conditions of any such Stanley Takeover Proposal (including any changes thereto) and the identity of the Person making any such Stanley Takeover Proposal.  Stanley shall (i) keep Black & Decker informed in all material respects of the status and details (including any change to the terms thereof) of any Stanley Takeover Proposal, and (ii) provide to Black & Decker as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Stanley or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Stanley Takeover Proposal.

(d)  Nothing contained in this Section 5.02 shall prohibit Stanley from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its shareholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Stanley Takeover Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the shareholders of Stanley if, in the good faith judgment of the Stanley Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that in no event shall Stanley or the Stanley Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.02(b).

(e)  For purposes of this Agreement:

“Stanley Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Stanley, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Stanley Subsidiary or otherwise) of any business or assets of Stanley or the Stanley Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of Stanley and the Stanley Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of Stanley, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Stanley Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Stanley Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Stanley Common Stock or substantially all of the assets of Stanley and the Stanley Subsidiaries, taken as a whole, which the Stanley Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is (i) on terms more favorable from a financial point of view to the holders of Stanley Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Black & Decker to the terms of this Agreement), and (ii) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

                    SECTION 5.03.  No Solicitation by Black & Decker; Black & Decker Board Recommendation.  (a)  Black & Decker shall not, nor shall it authorize or permit any of its Affiliates or any of its or their respective Representatives to, (i) directly or indirectly solicit, initiate or knowingly encourage, induce or facilitate any Black & Decker Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Black & Decker Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, any Black & Decker Takeover Proposal or any inquiry or proposal that may reasonably be expected to lead to a Black & Decker Takeover Proposal.  Black & Decker shall, and shall cause its Affiliates and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Black & Decker Takeover Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Black & Decker Takeover Proposal, request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives.  Notwithstanding the foregoing, at any time prior to obtaining the Black & Decker Stockholder Approval, in response to a written Black & Decker Takeover Proposal that the Black & Decker Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Black & Decker Proposal, and which Black & Decker Takeover Proposal was made after the date of this Agreement and did not otherwise result from a breach of the non-solicitation provisions of this Section 5.03(a), Black & Decker may (and may authorize and permit its Affiliates and its and their Representatives to), subject to compliance with Section 5.03(c), (A) furnish information with respect to Black & Decker and the Black & Decker Subsidiaries to the Person making such Black & Decker Takeover Proposal (and its Representatives) (provided that all such information has previously been provided to Stanley or is provided to Stanley prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (B) participate in discussions regarding the terms of such Black & Decker Takeover Proposal and the negotiation of such terms with, and only with, the Person making such Black & Decker Takeover Proposal (and such Person’s Representatives).  Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.03(a) by any Representative of Black & Decker or any of its Affiliates shall constitute a breach of this Section 5.03(a) by Black & Decker.

(b)  Except as set forth below, neither the Black & Decker Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to Stanley), or propose publicly to withdraw (or modify in any manner adverse to Stanley), the approval, recommendation or declaration of advisability by the Black & Decker Board or any such committee thereof with respect to this Agreement or the Merger or (B) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, any Black & Decker Takeover Proposal (any action in this clause (i) being referred to as a “Black & Decker Adverse Recommendation Change”) or (ii) adopt, recommend or declare advisable, or propose publicly to adopt, recommend or declare advisable, or allow Black & Decker or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Black & Decker Takeover Proposal, or requiring, or reasonably expected to cause, Black & Decker to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger or any of the other transactions contemplated by this Agreement, or requiring, or reasonably expected to cause, Black & Decker to fail to comply with this Agreement (other than a confidentiality agreement referred to in Section 5.03(a)).  Notwithstanding the foregoing, at any time prior to obtaining the Black & Decker Stockholder Approval, the Black & Decker Board may make a Black & Decker Adverse Recommendation Change if Black & Decker receives a Superior Black & Decker Proposal or the Black & Decker Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable Law; provided, however, that Black & Decker shall not be entitled to exercise its right to make a Black & Decker Adverse Recommendation Change until after the fifth Business Day following Stanley’s receipt of written notice (a “Black & Decker Notice of Recommendation Change”) from Black & Decker advising Stanley that the Black & Decker Board intends to take such action and specifying the reasons therefor, including in the case of a Superior Black & Decker Proposal the terms and conditions of such Superior Black & Decker Proposal that is the basis of the proposed action by the Black & Decker Board (it being understood and agreed that any amendment to any material term of such Superior Black & Decker Proposal shall require a new Black & Decker Notice of Recommendation Change and a new five Business Day period).  In determining whether to make a Black & Decker Adverse Recommendation Change, the Black & Decker Board shall take into account any changes to the terms of this Agreement proposed by Stanley in response to a Black & Decker Notice of Recommendation Change or otherwise.

(c)  In addition to the obligations of Black & Decker set forth in paragraphs (a) and (b) of this Section 5.03, Black & Decker shall promptly advise Stanley orally and in writing of any Black & Decker Takeover Proposal, the material terms and conditions of any such Black & Decker Takeover Proposal (including any changes thereto) and the identity of the Person making any such Black & Decker Takeover Proposal.  Black & Decker shall (i) keep Stanley informed in all material respects of the status and details (including any change to the terms thereof) of any Black & Decker Takeover Proposal, and (ii) provide to Stanley as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Black & Decker or any of its Subsidiaries and any Person that describes any of the terms or conditions of any Black & Decker Takeover Proposal.

(d)  Nothing contained in this Section 5.03 shall prohibit Black & Decker from (i) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) promulgated under the Exchange Act or taking and disclosing to its stockholders positions required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, in each case after the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), (ii) issuing a statement in connection with a Black & Decker Takeover Proposal that does not involve the commencement of a tender offer (within the meaning of Rule 14d-2 promulgated under the Exchange Act), so long as the statement includes no more information than would be required for a “stop-look-and-listen communication” under Rule 14d-9(f) promulgated under the Exchange Act if such provision was applicable, or (iii) making any disclosure to the stockholders of Black & Decker if, in the good faith judgment of the Black & Decker Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its duties under applicable Law; provided, however, that in no event shall Black & Decker or the Black & Decker Board or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.03(b).

(e)  For purposes of this Agreement:

“Black & Decker Takeover Proposal” means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Black & Decker, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Black & Decker Subsidiary or otherwise) of any business or assets of Black & Decker or the Black & Decker Subsidiaries representing 10% or more of the consolidated revenues, net income or assets of Black & Decker and the Black & Decker Subsidiaries, taken as a whole, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 10% or more of the voting power of Black & Decker, (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the Black & Decker Common Stock or (v) any combination of the foregoing (in each case, other than the Merger).

“Superior Black & Decker Proposal” means any binding bona fide written offer made by a third party or group pursuant to which such third party (or, in a merger, consolidation or statutory share-exchange involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Black & Decker Common Stock or substantially all of the assets of Black & Decker and the Black & Decker Subsidiaries, taken as a whole, which the Black & Decker Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is (i) on terms more favorable from a financial point of view to the holders of Black & Decker Common Stock than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Stanley to the terms of this Agreement), and (ii) reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

ARTICLE VI

Additional Agreements

                        SECTION 6.01.  Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.  (a)  As promptly as practicable following the date of this Agreement, Stanley and Black & Decker shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the shareholders of Stanley and the stockholders of Black & Decker relating to the Stanley Shareholders Meeting and the Black & Decker Stockholders Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and Stanley and Black & Decker shall jointly prepare and Stanley shall cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Stanley and Black & Decker shall use their respective commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing.  Each of Black & Decker and Stanley shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein.  Stanley shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Stanley Common Stock in the Merger and under the Black & Decker Stock Plans, and each of Stanley and Black & Decker shall furnish all information concerning itself, its Affiliates and the holders of Stanley Capital Stock (and rights to acquire Stanley Capital Stock pursuant to Black & Decker Stock Plans or Stanley Stock Plans, as applicable) as may be reasonably requested in connection therewith.  Each of Black & Decker and Stanley shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Each of Black & Decker and Stanley shall use its commercially reasonable efforts to respond as promptly as practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement.  Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Black & Decker and Stanley (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.  Each of Black & Decker and Stanley shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Black & Decker and Stanley shall use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of Black & Decker and Stanley shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

(b)  If prior to the Effective Time, any event occurs with respect to Stanley or any Stanley Subsidiary, or any change occurs with respect to other information supplied by Stanley for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Stanley shall promptly notify Black & Decker of such event, and Stanley and Black & Decker shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Stanley’s shareholders and Black & Decker’s stockholders.  Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01(a).

(c)  If prior to the Effective Time, any event occurs with respect to Black & Decker or any Black & Decker Subsidiary, or any change occurs with respect to other information supplied by Black & Decker for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Black & Decker shall promptly notify Stanley of such event, and Black & Decker and Stanley shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to Stanley’s shareholders and Black & Decker’s stockholders.  Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).

(d)  Stanley shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Stanley Shareholders Meeting for the sole purpose of seeking the Stanley Shareholder Approval and the Stanley Articles Amendment Approval.  Stanley shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to Stanley’s shareholders and to hold the Stanley Shareholders Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act and (ii) solicit the Stanley Shareholder Approval and Stanley Articles Amendment Approval.  Stanley shall, through the Stanley Board, recommend to its shareholders that they give the Stanley Shareholder Approval and Stanley Articles Amendment Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Stanley Board shall have made a Stanley Adverse Recommendation Change as permitted by Section 5.02(b).  Except as expressly contemplated by the foregoing sentence, Stanley agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Stanley of any Stanley Takeover Proposal or by the making of any Stanley Adverse Recommendation Change by the Stanley Board.

(e)  Black & Decker shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold the Black & Decker Stockholders Meeting for the sole purpose of seeking the Black & Decker Stockholder Approval.  Black & Decker shall use its commercially reasonable efforts to (i) cause the Joint Proxy Statement to be mailed to Black & Decker’s stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act and to hold the Black & Decker Stockholders Meeting as soon as practicable after the Form S-4 becomes effective and (ii) solicit the Black & Decker Stockholder Approval.  Black & Decker shall, through the Black & Decker Board, recommend to its stockholders that they give the Black & Decker Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Black & Decker Board shall have made a Black & Decker Adverse Recommendation Change as permitted by Section 5.03(b).  Except as expressly contemplated by the foregoing sentence, Black & Decker agrees that its obligations pursuant to this Section 6.01 shall not be affected by the commencement, public proposal, public disclosure or communication to Black & Decker of any Black & Decker Takeover Proposal or by the making of any Black & Decker Adverse Recommendation Change by the Black & Decker Board.

(f)  Stanley and Black & Decker shall each use their commercially reasonable efforts to hold the Stanley Shareholders Meeting and Black & Decker Stockholders Meeting on the same day at the same time.

                        SECTION 6.02.  Access to Information; Confidentiality.  Subject to applicable Law, each of Stanley and Black & Decker shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Stanley and Black & Decker shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that either party may withhold any document or information that is subject to the terms of a confidentiality agreement with a third party (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or subject to any attorney-client privilege (provided that the withholding party shall use its commercially reasonable efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege).  If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld.  All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated July 22, 2009, between Stanley and Black & Decker (the “Confidentiality Agreement”).

                        SECTION 6.03.  Required Actions.  (a)  Subject to the terms hereof, including Section 6.03(c), Stanley and Black & Decker shall each use reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Stanley or Black & Decker or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act, and any other applicable Federal or state securities laws, and (B) any other applicable Law and (v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  Stanley and Black & Decker shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.  Stanley and Black & Decker shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(b)  In connection with and without limiting Section 6.03(a), Black & Decker and the Black & Decker Board and Stanley and the Stanley Board shall (i) take all action reasonably appropriate to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any transaction contemplated by this Agreement, take all action reasonably appropriate to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

(c)  Upon the terms and subject to the terms and conditions of this Agreement, Stanley and Black & Decker agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any Consents of any Governmental Entity, and to make any registrations, declarations, notices or filings, if any, necessary for Closing under the HSR Act, and any other Federal, state or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraint of trade or regulation of foreign investment (collectively “Antitrust Laws”), to respond to any requests of any Governmental Entity for information under any Antitrust Law, to secure the expiration or termination of any applicable waiting period, to resolve any objections asserted with respect to the transactions contemplated by this Agreement raised by any Governmental Entity and to contest and resist any action, including any legislative, administrative or judicial action, and to prevent the entry of any court order and to have vacated, lifted, reversed or overturned any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, responses, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.  Notwithstanding the foregoing or any other provision of this Agreement, Stanley and Black & Decker shall not be required to agree to Divestitures of any assets of Stanley or Black & Decker; provided, however, that notwithstanding the provisions of Section 5.01, Stanley and Black & Decker shall agree to Divestitures, to the extent necessary, of assets that individually or in the aggregate would not be material in relation to the Black & Decker Power Tools and Accessories segment (or, with respect to any Stanley assets proposed to be subject to Divestiture, comparably sized assets of Stanley).  No actions taken pursuant to this Section 6.03(c) shall be considered for purposes of determining whether a Black & Decker Material Adverse Effect or Stanley Material Adverse Effect has occurred.

                       SECTION 6.04.  Stock Awards.  (a)  As soon as practicable following the date of this Agreement, the Black & Decker Board (or, if appropriate, any committee administering the Black & Decker Stock Plans) shall adopt such resolutions or take such other actions (including obtaining any required Consents) as may be required to effect the following (except, with regard to Nolan D. Archibald, as may be set forth in the Executive Chairman Agreement):

(i)  adjust the terms of each outstanding Black & Decker Stock Option to provide that, at the Effective Time, each such Black & Decker Stock Option (and, if applicable, related Black & Decker LSAR), whether vested or unvested, outstanding immediately prior to the Effective Time shall be converted into, and shall constitute, an option to acquire, on the same terms and conditions as were applicable to such Black & Decker Stock Option immediately prior to the Effective Time, the number of shares of Stanley Common Stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Black & Decker Common Stock subject to such Black & Decker Stock Option by the Exchange Ratio, at an exercise price per share of Stanley Common Stock, rounded up to the nearest whole cent, equal to (A) the per share exercise price for the shares of Black & Decker Common Stock otherwise purchasable pursuant to such Black & Decker Stock Option divided by (B) the Exchange Ratio (each, as so adjusted, an “Adjusted Option”);

(ii)  adjust the terms of all outstanding Black & Decker Restricted Stock Units to provide that, at the Effective Time, each Black & Decker Restricted Stock Unit outstanding immediately prior to the Effective Time that did not become fully vested and converted into Black & Decker Common Stock upon execution of this Agreement shall be deemed to be fully vested and converted into the number of shares of Stanley Common Stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Black & Decker Common Stock subject to such Black & Decker Restricted Stock Unit by the Exchange Ratio, which shares of Stanley Common Stock shall be delivered to the holders of Black & Decker Restricted Stock Units at or as soon as practicable following the Effective Time;

(iii)  adjust the terms of all outstanding Black & Decker Restricted Shares to provide that, at the Effective Time, each Black & Decker Restricted Share outstanding immediately prior to the Effective Time that did not become fully vested and converted into Black & Decker Common Stock upon execution of this Agreement shall be deemed to be fully vested immediately prior to the Effective Time; and

(iv)  each participant in the Black & Decker Directors’ Deferred Compensation Plan shall be paid his or her account balance thereunder within 60 days following the Effective Time.

(b)  All adjustments to Black & Decker Options and Black & Decker Restricted Stock Units pursuant to this Section 6.04 shall be in accordance with, and no amounts shall be payable in respect thereto prior to the time permissible under, the requirements under Section 409A of the Code and the regulations thereunder.

(c)  At the Effective Time, Stanley shall assume all of the obligations of Black & Decker under the Black & Decker Stock Plans and the agreements evidencing the grants thereof.  As soon as practicable after the Effective Time, Stanley shall deliver to the holders of Black & Decker Stock Options appropriate notices setting forth such holders’ rights pursuant to the respective Black & Decker Stock Plans, and the agreements evidencing the grants of such Black & Decker Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.04 after giving effect to the Merger).  Stanley shall comply with the terms of the Black & Decker Stock Plans and shall use commercially reasonable efforts to ensure, to the extent required by, and subject to the provisions of, such Black & Decker Stock Plans, that the Black & Decker Stock Options that qualified as incentive stock options (within the meaning of Section 422 of the Code) prior to the Effective Time continue to qualify as incentive stock options (within the meaning of Section 422 of the Code) after the Effective Time.

(d)  All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid without interest.

(e)  Stanley shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Stanley Common Stock for delivery (i) with respect to the Black & Decker Restricted Shares and Black & Decker Restricted Stock Units and (ii) in connection with the exercise of the Adjusted Options.  Prior to the Effective Time, Stanley shall cause to be filed with the SEC a registration statement on Form S-8 (or another appropriate form) registering (to the extent permitted under applicable Law) a number of shares of Stanley Common Stock equal to the number of shares of Stanley Common Stock subject to the Adjusted Options and that will be received by holders of Black & Decker Restricted Shares and Black & Decker Restricted Stock Units pursuant to Section 6.04(a).  Stanley shall use reasonable efforts to maintain (to the extent permitted under applicable Law) the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any Adjusted Options remain outstanding.  Black & Decker shall cooperate with, and assist Stanley in the preparation of, such registration statement.

                        SECTION 6.05.  Indemnification, Exculpation and Insurance.  (a)  Stanley agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of Black & Decker and the Black & Decker Subsidiaries (each, an “Indemnified Person”) as provided in their respective charters or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Black & Decker or any of the Black & Decker Subsidiaries, in each case as in effect on the date of this Agreement, shall be assumed by Stanley in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms, and for a period of six years from and after the Effective Time shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person.  Stanley shall cause (i) the Surviving Company to honor all such obligations and (ii) the charter and bylaws of the Surviving Company to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of current and former directors and officers of Black & Decker and the Black & Decker Subsidiaries than are presently set forth in the Black & Decker Articles and Black & Decker Bylaws, and such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any person benefited by such provisions.

(b)  In the event that Stanley or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, Stanley shall cause proper provision to be made so that the successors and assigns of Stanley assume the obligations set forth in this Section 6.05 contemporaneous with the closing of any such consolidation, merger, transfer or conveyance.

(c)  At or prior to the Effective Time, Stanley shall purchase a “tail” directors’ and officers’ liability insurance policy for Black & Decker and the Black & Decker Subsidiaries and their current and former directors, officers and employees who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by Black & Decker or the Black & Decker Subsidiaries in a form reasonably acceptable to Black & Decker that shall provide such directors, officers and employees with coverage for six years following the Effective Time of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by Black & Decker or the Black & Decker Subsidiaries.  Stanley shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

(d)  The provisions of this Section 6.05 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise, including under the terms of the respective charters or bylaws or comparable organizational documents of Black & Decker and the Black & Decker Subsidiaries.

                        SECTION 6.06.  Fees and Expenses.  (a)  Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)  Stanley shall pay to Black & Decker a fee of $125,000,000 (the “Stanley Termination Fee”) if:

(i)  Black & Decker terminates this Agreement pursuant to Section 8.01(e); or

(ii)  (A) prior to the Stanley Shareholders Meeting, a Stanley Takeover Proposal shall have been made to Stanley and shall have become publicly known or shall have been made directly to the shareholders of Stanley generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Stanley Takeover Proposal, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) (only to the extent that the Stanley Shareholders Meeting has not been held) or Section 8.01(b)(iii) and (C) within 12 months of such termination Stanley enters into a definitive Contract to consummate a Stanley Takeover Proposal or any Stanley Takeover Proposal is consummated.  For the purposes of Section 6.06(b)(ii)(C) only, the term “Stanley Takeover Proposal” shall have the meaning assigned to such term in Section 5.02(e) except that all references to “10%” therein shall be deemed to be references to “50%”.

Any Stanley Termination Fee due under this Section 6.06(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(c)  Black & Decker shall pay to Stanley a fee of $125,000,000 (the “Black & Decker Termination Fee”) if:

(i)  Stanley terminates this Agreement pursuant to Section 8.01(f); or

(ii)  (A) prior to the Black & Decker Stockholders Meeting, a Black & Decker Takeover Proposal shall have been made to Black & Decker and shall have become publicly known or shall have been made directly to the stockholders of Black & Decker generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Black & Decker Takeover Proposal, (B) this Agreement is terminated pursuant to Section 8.01(b)(i) (only to the extent that the Black & Decker Stockholders Meeting has not been held) or Section 8.01(b)(iv) and (C) within 12 months of such termination Black & Decker enters into a definitive Contract to consummate a Black & Decker Takeover Proposal or a Black & Decker Takeover Proposal is consummated.  For the purposes of Section 6.06(c)(ii)(C) only, the term “Black & Decker Takeover Proposal” shall have the meaning assigned to such term in Section 5.03(e) except that all references to “10%” therein shall be deemed to be references to “50%”.

Any Black & Decker Termination Fee due under this Section 6.06(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (ii) above, on the date of the first to occur of the events referred to in clause (ii)(C) above.

(d)  Stanley and Black & Decker acknowledge and agree that the agreements contained in Sections 6.06(b) and 6.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Black & Decker nor Stanley would enter into this Agreement.  Accordingly, if Stanley fails promptly to pay the amount due pursuant to Section 6.06(b) or Black & Decker fails promptly to pay the amount due pursuant to Section 6.06(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the rate of 3-month LIBOR as of the date such payment was required to be made plus 1%.

                        SECTION 6.07.  Certain Tax Matters.  (a)  Black & Decker, Stanley and Merger Sub shall each use its commercially reasonable efforts to cause the Merger to qualify for the Intended Tax Treatment, including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification and (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).  Each of Black & Decker and Stanley will report the Merger and the other transactions contemplated by this Agreement in a manner consistent with the Intended Tax Treatment.

(b)  Black & Decker, Stanley and Merger Sub shall each use its commercially reasonable efforts to obtain the Tax opinions described in Sections 7.02(d) and 7.03(d), including by making representations and covenants requested by Tax counsel in order to render such Tax opinions.  Each of Black & Decker, Stanley and Merger Sub shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinions.

                        SECTION 6.08.  Transaction Litigation.  Black & Decker shall give Stanley the opportunity to participate in the defense or settlement of any stockholder litigation against Black & Decker or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Stanley, which consent shall not be unreasonably withheld, conditioned or delayed.  Stanley shall give Black & Decker the opportunity to participate in the defense or settlement of any shareholder litigation against Stanley or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Black & Decker, which consent shall not be unreasonably withheld, conditioned or delayed.

                        SECTION 6.09.  Section 16 Matters.  Prior to the Effective Time, Black & Decker, Stanley and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions of Black & Decker Common Stock (including derivative securities with respect to Black & Decker Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Black & Decker immediately prior to the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Stanley Common Stock (including derivative securities with respect to Stanley Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Stanley immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

                        SECTION 6.10.  Governance Matters.  Black & Decker and Stanley shall cause the matters set forth on Exhibit C to occur.

                        SECTION 6.11.  Public Announcements.  Except with respect to any Black & Decker Adverse Recommendation Change or Stanley Adverse Recommendation Change made in accordance with the terms of this Agreement, Stanley and Black & Decker shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.  Black & Decker and Stanley agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

                        SECTION 6.12.  Stock Exchange Listing.  Stanley shall use its commercially reasonable efforts to cause the shares of Stanley Common Stock to be issued in the Merger and any shares of Stanley Common Stock issuable following the Effective Time in respect of rights under the Black & Decker Stock Plans to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                        SECTION 6.13.  Employee Matters.  (a)  From the Effective Time through December 31, 2010, the employees of Black & Decker and the Black & Decker Subsidiaries who remain in the employment of Stanley and the Stanley Subsidiaries (including Black & Decker and any Black & Decker Subsidiary) (the “Continuing Employees”) shall receive compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to such employees of Black & Decker and the Black & Decker Subsidiaries immediately prior to the Effective Time.

(b)  With respect to any employee benefit plan maintained by Stanley or any of the Stanley Subsidiaries in which Continuing Employees and their eligible dependents will be eligible to participate from and after the Effective Time, for all purposes, including determining eligibility to participate, level of benefits including benefit accruals (other than benefit accruals under defined benefit plans) and vesting service recognized by Black & Decker and any Black & Decker Subsidiary immediately prior to the Effective Time shall be treated as service with Stanley or the Stanley Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(c)  With respect to any welfare plan maintained by Stanley or any Stanley Subsidiary in which Continuing Employees are eligible to participate after the Effective Time, Stanley or such Stanley Subsidiary shall (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of Black & Decker and the Black & Decker Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)  Stanley shall, and shall cause the Stanley Subsidiaries to, honor, in accordance with its terms, each Black & Decker Benefit Plan and all obligations thereunder, including any rights or benefits arising as a result of the transactions contemplated hereby (either alone or in combination with any other event), and Stanley hereby acknowledges that, if and to the extent a change of control or change in control is not deemed to have occurred as of the execution of this Agreement, the consummation of the Merger constitutes a change of control or a change in control, as the case may be, for all purposes under such Black & Decker Benefit Plans.

(e)  Nothing contained herein shall be construed as requiring, and Black & Decker shall take no action that would have the effect of requiring, Stanley to continue any specific plans or to continue the employment of any specific person.  Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Stanley to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of Stanley or Black & Decker. Without limiting the scope of Section 9.07, nothing in this Section 6.13 shall confer any rights or remedies of any kind or description upon any Continuing Employee or any other person other than the parties hereto and their respective successors and assigns.

                        SECTION 6.14.  Obligations of Merger Sub.  Stanley shall cause Merger Sub to perform its obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

                        SECTION 6.15.  Assistance in Financing Efforts of Stanley.  Black & Decker shall cooperate with Stanley in connection with any action taken by Stanley related to the replacement of any credit facility or other Indebtedness of Black & Decker that will not continue after the Effective Time, including any increase in the size of, or any other amendment to, Stanley’s credit facilities.  In connection therewith, Black & Decker shall use its commercially reasonable efforts to, among other things (a) provide information relating to itself and the Black & Decker Subsidiaries reasonably requested by Stanley, (b) participate in a reasonable number of meetings and sessions with rating agencies and potential financing sources, and (c) assist Stanley in seeking to obtain benefits from the existing lending relationships of Black & Decker and the Black & Decker Subsidiaries.

                        SECTION 6.16.  Bylaws of the Surviving Company.  Black & Decker shall take or cause to be taken all corporate action necessary for the Surviving Company Bylaws to be the bylaws of the Surviving Company from and after the Effective Time in accordance with Section 1.05.

ARTICLE VII

Conditions Precedent

                        SECTION 7.01.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)  Shareholder and Stockholder Approvals.  The Stanley Shareholder Approval, the Stanley Articles Amendment Approval and the Black & Decker Stockholder Approval shall have been obtained.

(b)  Listing.  The shares of Stanley Common Stock issuable as Merger Consideration pursuant to this Agreement, and any shares of Stanley Common Stock issuable following the Effective Time in respect of rights under the Black & Decker Stock Plans, shall have been approved for listing on the NYSE, subject to official notice of issuance.

(c)  Antitrust.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary under any Antitrust Law in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, if any, shall have been filed, been obtained or occurred.

(d)  No Legal Restraints.  No applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the “Legal Restraints”) shall be in effect that prevents the consummation of the Merger or that would reasonably be expected to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by Black & Decker, Stanley or any of their respective Subsidiaries of any portion of the business, properties or assets of Black & Decker, Stanley or any of their respective Subsidiaries, (ii) Black & Decker, Stanley or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of Black & Decker, Stanley or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Stanley to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Surviving Company or the Black & Decker Subsidiaries, including the right to vote, or (iv) any prohibition or limitation on Stanley effectively controlling the business or operations of Black & Decker and the Black & Decker Subsidiaries, other than, in each of clauses (i) through (iv), with respect to any assets of Stanley or Black & Decker that individually or in the aggregate would not be material in relation to the Black & Decker Power Tools and Accessories segment (or, with respect to any Stanley assets that are the subject of the foregoing clauses, comparably sized assets of Stanley).

(e)  Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Stanley shall have received all state securities or “blue sky” authorizations necessary for the issuance of the Merger Consideration.

                        SECTION 7.02.  Conditions to Obligations of Black & Decker.  The obligation of Black & Decker to consummate the Merger is further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Stanley and Merger Sub contained in this Agreement (except for the representations and warranties contained in Section 3.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Stanley Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Stanley Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Stanley Material Adverse Effect, and the representations and warranties of Stanley and Merger Sub contained in Section 3.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Black & Decker shall have received a certificate signed on behalf of each of Stanley and Merger Sub by an executive officer of each of Stanley and Merger Sub, respectively, to such effect.

(b)  Performance of Obligations of Stanley and Merger Sub.  Stanley and Merger Sub shall have performed in all material respects all material obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Black & Decker shall have received a certificate signed on behalf of each of Stanley and Merger Sub by an executive officer of each of Stanley and Merger Sub, respectively, to such effect.

(c)  Absence of Stanley Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Stanley Material Adverse Effect.

(d)  Tax Opinion.  Black & Decker shall have received the opinion of Hogan & Hartson LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Black & Decker, as of the date on which the Form S-4 is declared effective and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.02(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Black & Decker, Stanley and Merger Sub.

                        SECTION 7.03.  Conditions to Obligation of Stanley.  The obligation of Stanley and Merger Sub to consummate the Merger is further subject to the following conditions:

(a)  Representations and Warranties.  The representations and warranties of Black & Decker contained in this Agreement (except for the representations and warranties contained in Section 4.03) shall be true and correct (without giving effect to any limitation as to “materiality” or “Black & Decker Material Adverse Effect” set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Black & Decker Material Adverse Effect” set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Black & Decker Material Adverse Effect, and the representations and warranties of Black & Decker contained in Section 4.03 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).  Stanley shall have received a certificate signed on behalf of Black & Decker by an executive officer of Black & Decker to such effect.

(b)  Performance of Obligations of Black & Decker.  Black & Decker shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Stanley shall have received a certificate signed on behalf of Black & Decker by an executive officer of Black & Decker to such effect.

(c)  Absence of Black & Decker Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Black & Decker Material Adverse Effect.

(d)  Tax Opinion.  Stanley shall have received the opinion of Cravath, Swaine & Moore LLP, or such other nationally recognized Tax counsel reasonably satisfactory to Stanley, as of the date on which the Form S-4 is declared effective and as of the Closing Date to the effect that the Merger will qualify for the Intended Tax Treatment.  In rendering the opinion described in this Section 7.03(d), the Tax counsel rendering such opinion may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants, including those contained in certificates of officers of Black & Decker, Stanley and Merger Sub.

ARTICLE VIII

Termination, Amendment and Waiver

                       SECTION 8.01.  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Stanley Shareholder Approval, the Stanley Articles Amendment Approval or the Black & Decker Stockholder Approval:

(a)  by mutual written consent of Black & Decker and Stanley;

(b)  by either Black & Decker or Stanley:

(i)  if the Merger is not consummated on or before the End Date.  The “End Date” shall mean June 30, 2010; provided, however, that if on June 30, 2010 the conditions to Closing set forth in any or all of Section 7.01(c) or 7.01(d) shall not have been satisfied or waived but all other conditions to Closing shall have been satisfied or waived (or in the case of conditions that by their nature are to be satisfied at the Closing, shall be capable of being satisfied on such date), then the End Date shall be automatically extended to September 30, 2010; and provided, further that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party (including, in the case of Stanley, Merger Sub) or the failure of any representation or warranty of such party (including, in the case of Stanley, Merger Sub) contained in this Agreement to be true and correct;

(ii)  if the condition set forth in Section 7.01(d) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied with its obligations to use its reasonable best efforts pursuant to Section 6.03;

(iii)  if the Stanley Shareholder Approval or the Stanley Articles Amendment Approval is not obtained at the Stanley Shareholders Meeting duly convened (unless such Stanley Shareholders Meeting has been adjourned, in which case at the final adjournment thereof); or

(iv)  if the Black & Decker Stockholder Approval is not obtained at the Black & Decker Stockholders Meeting duly convened (unless such Black & Decker Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

(c)  by Black & Decker, if Stanley or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Stanley or Merger Sub contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Stanley or Merger Sub, as the case may be, is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Black & Decker (provided that Black & Decker is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Black & Decker contained herein then fails to be true and correct such that the conditions set forth in Section 7.03(a) or 7.03(b) could not then be satisfied);

(d)  by Stanley, if Black & Decker breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Black & Decker contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) and (ii) is not reasonably capable of being cured by the End Date or, if reasonably capable of being cured, Black & Decker is not diligently attempting, or has ceased to diligently attempt, to cure such breach or failure after receiving written notice from Stanley (provided that Stanley or Merger Sub is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Stanley or Merger Sub contained herein then fails to be true and correct such that the conditions set forth in Section 7.02(a) or 7.02(b) could not then be satisfied);

(e)  by Black & Decker, in the event that a Stanley Adverse Recommendation Change shall have occurred; provided that Black & Decker shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(e) if the Stanley Shareholder Approval and the Stanley Articles Amendment Approval are obtained at the Stanley Shareholders Meeting; or

(f)  by Stanley, in the event that a Black & Decker Adverse Recommendation Change shall have occurred; provided that Stanley shall no longer be entitled to terminate this Agreement pursuant to this Section 8.01(f) if the Black & Decker Stockholder Approval is obtained at the Black & Decker Stockholders Meeting.

                        SECTION 8.02.  Effect of Termination.  In the event of termination of this Agreement by either Stanley or Black & Decker as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Black & Decker, Stanley or Merger Sub, other than Section 3.18, Section 4.18, the last sentence of Section 6.02, Section 6.06, this Section 8.02 and Article IX, which provisions shall survive such termination indefinitely, and except in the case of fraud or any willful and material breach by a party of any representation, warranty, covenant or agreement set forth in this Agreement.  For purposes of this Agreement, “willful and material breach” means a deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement that the breaching party is aware would or would reasonably be expected to breach its obligations under this Agreement.

                    SECTION 8.03.  Amendment.  This Agreement may be amended by the parties at any time before or after receipt of the Stanley Shareholder Approval, the Stanley Articles Amendment Approval or the Black & Decker Stockholder Approval; provided, however, that (i) after receipt of the Stanley Shareholder Approval and the Stanley Articles Amendment Approval, there shall be made no amendment that by Law requires further approval by the shareholders of Stanley without the further approval of such shareholders, (ii) after receipt of the Black & Decker Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Black & Decker without the further approval of such stockholders, (iii) no amendment shall be made to this Agreement after the Effective Time and (iv) except as provided above, no amendment of this Agreement shall require the approval of the shareholders of Stanley or the stockholders of Black & Decker.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                    SECTION 8.04.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement.  No extension or waiver by Stanley shall require the approval of the shareholders of Stanley unless such approval is required by Law and no extension or waiver by Black & Decker shall require the approval of the stockholders of Black & Decker unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                    SECTION 8.05.  Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require, in the case of Black & Decker, Stanley or Merger Sub, action by its Board of Directors, or the duly authorized designee of its Board of Directors.  Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of Stanley or the stockholders of Black & Decker.

ARTICLE IX

General Provisions

                    SECTION 9.01.  Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.01 shall not limit any covenant or agreement of a party which by its terms contemplates performance after the Effective Time.

                    SECTION 9.02.  Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Black & Decker, to:

The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland 21286
Facsimile:  (410) 716-2660
Attention:  Charles E. Fenton, Senior Vice President and General Counsel

with a copy (which shall not constitute notice) to:

Hogan & Hartson LLP
Harbor East
100 International Drive, Suite 2000
Baltimore, Maryland 21202
Facsimile:  (410) 659-2701
Attention:  Glenn C. Campbell, Esq.

if to Stanley or Merger Sub, to:

The Stanley Works
1000 Stanley Drive
New Britain, Connecticut 06053
Facsimile:  860-827-3911
Attention:  Bruce H. Beatt, Vice President, General Counsel and Secretary

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
Facsimile:  (212) 474-3700
Attention:  Robert I. Townsend, III, Esq.
                    Mark I. Greene, Esq.

                        SECTION 9.03.  Definitions.  For purposes of this Agreement:

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Black & Decker LSARs” means any limited tandem stock appreciation rights granted under a Black & Decker Stock Plan.

“Black & Decker Material Adverse Effect” means a Material Adverse Effect with respect to Black & Decker.

“Black & Decker Performance Share Unit” means any restricted stock unit that is subject to performance-based vesting or whose value is determined with reference to the value of shares of Black & Decker Common Stock, and granted under any Black & Decker Stock Plan.

“Black & Decker Restricted Share” means any award of Black & Decker Common Stock that is subject to restrictions based on performance or continuing service and granted under any Black & Decker Stock Plan.

“Black & Decker Restricted Stock Unit” means any restricted stock unit payable in shares of Black & Decker Common Stock or whose value is determined with reference to the value of shares of Black & Decker Common Stock and granted under any Black & Decker Stock Plan.

“Black & Decker Stock Option” means any option to purchase Black & Decker Common Stock granted under any Black & Decker Stock Plan.

“Black & Decker Stock Plans” means the Black & Decker 2003 Stock Option Plan, the Black & Decker 1996 Stock Option Plan, the Black & Decker 1992 Stock Option Plan, the Black & Decker 1989 Stock Option Plan, the Black & Decker 2008 Restricted Stock Plan, the Black & Decker 2004 Restricted Stock Plan, the Black & Decker Performance Equity Plan, the Black & Decker 1995 Stock Option Plan for Non-Employee Directors, and the Black & Decker Non-Employee Directors Stock Plan.

“Business Day” means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

A “Divestiture” of any asset means (i) any sale, transfer, license, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing relationships or contractual rights.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (v) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

The “Knowledge” of (a) Black & Decker means, with respect to any matter in question, the actual knowledge of the following officers of Black & Decker:  Chairman, President and Chief Executive Officer; Senior Vice President and Chief Financial Officer; Senior Vice President and General Counsel; Senior Vice President – Human Resources and Corporate Initiatives; Vice President – Business Development; Vice President – Investor Relations; and Treasurer and Vice President – Taxes, and (b) Stanley or Merger Sub means, with respect to any matter in question, the actual knowledge of any of the following officers of Stanley:  Chief Executive Officer; Chief Operating Officer; Chief Financial Officer; Treasurer; General Counsel; Vice President – Corporate Tax; Vice President – Business Development; and Vice President – Human Resources.  A fact is “Known” to a Person if that Person has Knowledge of the fact.

“Material Adverse Effect” with respect to any Person means any event or development that materially and adversely affects the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect that is attributable to, results from or arises in connection with (a) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (b) announcement of this Agreement or consummation of the transactions contemplated hereby (including any loss of customers or revenues in connection therewith), (c) the outbreak or escalation of hostilities or any acts of war, sabotage or terrorism, or any earthquake, hurricane, tornado or other natural disaster, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, (d)  general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate, or (e) any failure, in and of itself, to meet projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure shall be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such underlying facts or occurrences are excluded from being taken into account by clauses (a) through (d) of this definition)).

“Person” means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

“Stanley Material Adverse Effect” means a Material Adverse Effect with respect to Stanley.

“Stanley Performance Share Unit” means any restricted stock unit that is subject to performance-based vesting and whose value is determined with reference to the value of shares of Stanley Common Stock, and granted under any Stanley Stock Plan.

“Stanley Restricted Stock Unit” means any restricted stock unit payable in shares of Stanley Common Stock or whose value is determined with reference to the value of shares of Stanley Common Stock and granted under any Stanley Stock Plan.

“Stanley Stock Option” means any option to purchase Stanley Common Stock granted under any Stanley Stock Plan.

                      “Stanley Stock Plans” means the Stanley 2009 Long-Term Incentive Plan, the Stanley 2001 Long-Term Incentive Plan, the Stanley 1997 Long-Term Incentive Plan, the Stanley 1990 Stock Option Plan, and the Stanley Stock Option Plan for Non-Employee Directors.

                      A “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person.

“Taxes” means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

                        SECTION 9.04.  Interpretation.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  References to a person are also to its permitted successors and assigns.  Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America.

                        SECTION 9.05.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.05 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                        SECTION 9.06.  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof.

                        SECTION 9.07.  Entire Agreement; No Third-Party Beneficiaries.  This Agreement, taken together with the Stanley Disclosure Letter and the Black & Decker Disclosure Letter and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.05, is not intended to confer upon any Person other than the parties any rights or remedies.

                        SECTION 9.08.  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF NEW YORK, EXCEPT FOR SUCH PROVISIONS WHERE MARYLAND LAW IS MANDATORILY APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND.

                        SECTION 9.09.  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                        SECTION 9.10.  Specific Enforcement.  The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any New York state court or any Federal court located in the State of New York in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than any New York state court or any Federal court sitting in the State of New York.

                        SECTION 9.11.  Waiver of Jury Trial.  Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.11.

[Remainder of page left intentionally blank;  signature page follows]

IN WITNESS WHEREOF, Black & Decker, Stanley and Merger Sub have duly executed this Agreement, all as of the date first written above.

THE BLACK & DECKER CORPORATION,
by
/s/ Nolan D. Archibald
Name: Nolan D. Archibald
Title: Chairman, President and Chief Executive Officer

THE STANLEY WORKS,
by
/s/ John F. Lundgren
Name: John F. Lundgren
Title: Chairman and Chief Executive Officer

BLUE JAY ACQUISITION CORP.,
by
/s/ Bruce Beatt
Name: Bruce Beatt
Title: Vice President, General Counsel and Secretary

[Signature Page to Merger Agreement]

Annex A
to
Merger Agreement

Index of Defined Terms

Term	Section

Acquisition Agreement	5.02(b)
Adjusted Option	6.04(a)
Affiliate	9.03
Agreement	Preamble
Antitrust Laws	6.03(c)
Articles Amendment	3.04(a)
Articles of Merger	1.03
Black & Decker	Preamble
Black & Decker Adverse Recommendation Change	5.03(b)
Black & Decker Articles	4.01
Black & Decker Benefit Plans	4.10(a)
Black & Decker Board	4.03(b)
Black & Decker Bylaws	4.01
Black & Decker Capital Stock	4.03(a)
Black & Decker Common Stock	2.01(b)
Black & Decker Commonly Controlled Entity	4.10(a)
Black & Decker Directors’ Deferred Compensation Plan	4.03(a)
Black & Decker Disclosure Letter	Article IV
Black & Decker Financial Advisor	4.18
Black & Decker LSARs	9.03
Black & Decker Material Adverse Effect	9.03
Black & Decker Material Contract	4.14(b)
Black & Decker Multiemployer Pension Plan	4.10(c)
Black & Decker Notice of Recommendation Change	5.03(b)
Black & Decker Pension Plans	4.10(a)
Black & Decker Performance Share Unit	9.03
Black & Decker Permits	4.01
Black & Decker Preferred Stock	4.03(a)
Black & Decker Restricted Share	9.03
Black & Decker Restricted Stock Unit	9.03
Black & Decker SEC Documents	4.06(a)
Black & Decker Stock Option	9.03
Black & Decker Stock Plans	9.03
Black & Decker Stock-Based Awards	4.03(a)
Black & Decker Stockholder Approval	4.04(a)
Black & Decker Stockholders Meeting	4.04(a)
Black & Decker Subsidiaries	4.01
Black & Decker Takeover Proposal	5.03(e)

Black & Decker Termination Fee	6.06(c)
Black & Decker Voting Debt	4.03(b)
Business Day	9.03
CBCA	3.03(b)
Certificate	2.01(c)
Closing	1.02
Closing Date	1.02
Code	9.03
Confidentiality Agreement	6.02
Consent	3.05(b)
Continuing Employees	6.13(a)
Contract	3.05(a)
Divestiture	9.03
Effective Time	1.03
End Date	8.01(b)
Environmental Claim	3.13(b)
Environmental Laws	3.13(b)
ERISA	3.10(a)
Exchange Act	3.05(b)
Exchange Agent	2.02(a)
Exchange Fund	2.02(a)
Exchange Ratio	2.01(c)
Executive Chairman Agreement	Recitals
Filed Black & Decker Contract	4.14(a)
Filed Black & Decker SEC Documents	Article IV
Filed Stanley Contract	3.14(a)
Filed Stanley SEC Documents	Article III
Form S-4	3.05(b)
GAAP	3.06(b)
Governmental Entity	3.05(b)
Grant Date	3.03(b)
Hazardous Materials	3.13(b)
HSR Act	3.05(b)
Indebtedness	9.03
Indemnified Person	6.05(a)
Intellectual Property Rights	3.16
Intended Tax Treatment	Recitals
IRS	3.10(b)
Joint Proxy Statement	6.01(a)
Judgment	3.05(a)
Knowledge	9.03
Law	3.05(a)
Legal Restraints	7.01(d)
Letter of Transmittal	2.02(b)
Liens	3.02(a)
Material Adverse Effect	9.03

Merger	1.01
Merger Consideration	2.01(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.01(a)
MGCL	1.01
NYSE	2.02(f)
Permits	3.01
Person	9.03
Release	3.13(b)
Representatives	5.02(a)
Rights Agreement	3.03(a)
SDAT	1.03
SEC	3.05(b)
Securities Act	3.05(b)
Share Issuance	3.04(a)
SOX	3.06(b)
Specified Parachute Payments	4.10(j)
Stanley	Preamble
Stanley Adverse Recommendation Change	5.02(b)
Stanley Articles	3.01
Stanley Articles Amendment Approval	3.04(a)
Stanley Benefit Plans	3.10(a)
Stanley Board	3.03(b)
Stanley Bylaws	3.01
Stanley Capital Stock	3.03(a)
Stanley Common Stock	2.01(c)
Stanley Commonly Controlled Entity	3.10(a)
Stanley Convertible Senior Notes	3.03(a)
Stanley Directors’ Deferred Compensation Plan	3.03(a)
Stanley Disclosure Letter	Article III
Stanley Equity Units	3.03(a)
Stanley ESPP	3.03(a)
Stanley Financial Advisors	3.18
Stanley Material Adverse Effect	9.03
Stanley Material Contract	3.14(b)
Stanley Multiemployer Pension Plan	3.10(c)
Stanley Notice of Recommendation Change	5.02(b)
Stanley Pension Plans	3.10(a)
Stanley Performance Share Unit	9.03
Stanley Permits	3.01
Stanley Preferred Stock	3.03(a)
Stanley Restricted Stock Unit	9.03
Stanley Right	3.03(a)
Stanley SEC Documents	3.06(a)
Stanley Series A Junior Participating Preferred Stock	3.03(a)
Stanley Shareholder Approval	3.04(a)

Stanley Shareholders Meeting	3.04(a)
Stanley Stock Option	9.03
Stanley Stock Plans	9.03
Stanley Stock-Based Awards	3.03(a)
Stanley Subsidiaries	3.01
Stanley Takeover Proposal	5.02(e)
Stanley Termination Fee	6.06(b)
Stanley Voting Debt	3.03(b)
Subsidiary	9.03
Superior Black & Decker Proposal	5.03(e)
Superior Stanley Proposal	5.02(e)
Surviving Company	1.01
Surviving Company Bylaws	1.05
Tax Return	9.03
Taxes	9.03
willful and material breach	8.02

Exhibit A
to
Merger Agreement

Form of Charter of the Surviving Company

THE BLACK & DECKER CORPORATION

AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is “The Black & Decker Corporation”.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE

The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and its address is 300 East Lombard Street, Baltimore, Maryland 21202.  The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1        Number of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation is three, which number may be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Bruce H. Beatt
Kathryn P. Sherer
Donald J. Riccitelli

The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.

Section 5.2        Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws.

Section 5.3        Indemnification.  The Corporation shall have the power, to the full extent permitted by, and in the manner permissible under, the laws of the State of Maryland and other applicable laws and regulations, to indemnify, and pay and advance expenses for the benefit of, any person who is or was an employee or agent of the Corporation, or who is or was serving at the request of the Corporation as an employee or agent of another corporation or entity, or who is or was serving as an officer or director of the Corporation or at the request of the Corporation as an officer or director (or similar position) of another corporation or entity, who by reason of his or her position was, is, or is threatened to be made a party to an action or proceeding, whether civil, criminal, administrative, or investigative, against any and all expenses (including, but not limited to, attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) actually incurred by the director, officer, employee or agent in connection with the proceeding.  The Corporation shall have the power to indemnify, and to pay and advance expenses for the benefit of, any individual who served a predecessor of the Corporation in any of the capacities described above.  Repeal or modification of this Section 5.3 or the relevant law shall not affect adversely any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit, or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

Section 5.4        Appraisal Rights.  Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

2

Section 5.5        Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.6        Consent in Lieu of Meeting.  Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL.

ARTICLE VI

STOCK

Section 6.1        Authorized Shares.  The Corporation has authority to issue 100 shares of stock, consisting of 100 shares of common stock, $0.01 par value per share.  The aggregate par value of all authorized shares of stock having par value is $1.00.  The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2        Classified or Reclassified Shares.  The Board of Directors may reclassify any unissued shares of stock of the Corporation from time to time in one or more classes or series of stock.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of Section 6.1.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland.  Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 6.2 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.

3

Section 6.3        Charter and Bylaws.  The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.  The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by Maryland law, as it may be amended from time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate any of the benefits provided to directors and officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.

4

Exhibit B
to
Merger Agreement

Description of Articles Amendment

The Stanley Articles shall be amended to:

(a)  increase the authorized shares of stock of Stanley from 210,000,000 shares, divided into 200,000,000 common shares of par value of $2.50 per share and 10,000,000 preferred shares, without par value, to 310,000,000 shares, divided into 300,000,000 common shares of par value of $2.50 per share and 10,000,000 preferred shares, without par value; and

(b)  change the name of Stanley to “Stanley Black & Decker”.

Exhibit C
to
Merger Agreement

Governance Matters

(a)  Stanley shall take all necessary action to cause, effective at the Effective Time, the Stanley Board to be comprised of nine directors from Stanley and six directors from Black & Decker.  Black & Decker shall name its directors, subject to approval by the Stanley Board or the Corporate Governance Committee thereof.  Of the independent directors from Stanley, one shall be appointed the lead independent director of the Stanley Board.  The directors from Black & Decker will be allocated, as evenly as possible, among the three classes of the Stanley Board.  At the first Stanley shareholder meeting after the Effective Time at which directors are elected, Stanley shall cause the directors from Black & Decker to be nominated for election by the shareholders of Stanley.

(b)  Stanley shall take all necessary action to cause, effective at the Effective Time, Nolan D. Archibald to be elected as Executive Chairman of the Stanley Board.  In such capacity, Nolan D. Archibald shall report directly to the Stanley Board.

(c)  Stanley shall take all action necessary to ensure that John F. Lundgren remains the Chief Executive Officer of Stanley at the Effective Time.  In such capacity, John F. Lundgren shall report directly to the Stanley Board.

(d)  Following the Effective Time, Stanley intends that it will have its headquarters located in New Britain, Connecticut and will have a substantial operating presence in Towson, Maryland.

(e)  At the Effective Time, the name of Stanley shall become “Stanley Black & Decker”.